SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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ATLAS AMERICA, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS
GENERAL
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1: ELECTION OF DIRECTORS
NON-DIRECTOR PRINCIPAL OFFICERS
PROPOSAL 2: AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
CORPORATE GOVERNANCE
DIRECTOR AND EXECUTIVE OFFICER COMPENSATION
SUMMARY COMPENSATION TABLE
2008 GRANTS OF PLAN-BASED AWARDS TABLE
2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
2008 OPTION EXERCISES AND STOCK VESTED TABLE
2008 PENSION BENEFITS TABLE
2008 DIRECTOR COMPENSATION TABLE
INDEPENDENT PUBLIC ACCOUNTANTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER MATTERS
STOCKHOLDERS SHARING AN ADDRESS
ANNUAL REPORT ON FORM 10-K
STOCKHOLDER PROPOSALS OR DIRECTOR NOMINATIONS

ATLAS AMERICA, INC.
Westpointe Corporate Center One
1550 Coraopolis Heights Road, 2nd Floor
Moon Township, PA 15108
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Monday, July 13, 2009
To the Stockholders of ATLAS AMERICA, INC.:
     Notice is hereby given that the annual meeting of stockholders of ATLAS AMERICA, INC., a Delaware corporation, will be held at The Ethical Society Building, 1906 South Rittenhouse Square, Philadelphia, Pennsylvania 19103, July 13, 2009, at 2:30 p.m. (the “Meeting”), for the following purposes:
1.	To elect as Class I directors the two nominees named in the enclosed proxy statement to serve three-year terms expiring at the annual meeting of stockholders in 2012.

2.	To amend Atlas America’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock by 65 million to 114 million.

3.	To transact such other business as may properly be brought before the Meeting and any adjournment thereof.
     Only stockholders of record on our books at the close of business on May 26, 2009, will be entitled to notice of and to vote at the Meeting or any adjournment thereof. A list of stockholders entitled to vote at the Meeting will be available for inspection at the Meeting and for 10 days before the Meeting at our offices at Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, Pennsylvania 15108. The stock transfer books will not be closed.
     THE ENCLOSED ADDRESSED ENVELOPE FOR RETURNING THE ENCLOSED PROXY REQUIRES NO POSTAGE AND YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE ITS USE. IF YOU PLAN TO ATTEND THE MEETING, YOU NEED TO BRING A FORM OF PERSONAL IDENTIFICATION WITH YOU. IF YOUR STOCK IS HELD OF RECORD BY A BANK, BROKER OR OTHER NOMINEE, YOU ALSO NEED TO BRING AN ACCOUNT STATEMENT INDICATING THAT YOU BENEFICIALLY OWN THE SHARES AS OF THE RECORD DATE, OR A LETTER FROM THE RECORD HOLDER INDICATING THAT YOU BENEFICIALLY OWN THE SHARES AS OF THE RECORD DATE, AND IF YOU WISH TO VOTE AT THE MEETING YOU MUST FIRST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.
By order of the Board of Directors,
Lisa Washington, Secretary
June 9, 2009
Important Notice Regarding the Availability of Proxy Materials for
the Meeting to be held on July 13, 2009:
The proxy statement and our 2008 Annual Report are available at:
http://phx.corporate-ir.net/phoenix.zhtml?c=176445&p=irol-reportsAnnual

ATLAS AMERICA, INC.
Westpointe Corporate Center One
1550 Coraopolis Heights Road, 2nd Floor
Moon Township, PA 15108

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

GENERAL
Introduction
     The annual meeting of stockholders of Atlas America, Inc. will be held on Monday, July 13, 2009 at 2:30 p.m. (the “Meeting”) at The Ethical Society Building, 1906 South Rittenhouse Square, Philadelphia, Pennsylvania 19103, for the purposes set forth in the accompanying notice. Only stockholders of record at the close of business on May 26, 2009 will be entitled to notice of and to vote at the Meeting.
     This statement is furnished in connection with the solicitation by our Board of Directors (the “Board”) of proxies from holders of our common stock to be used at the Meeting, and at any and all adjournments thereof. Proxies in the accompanying form, properly executed and returned to us, and not revoked, will be voted at the Meeting and any and all adjournments thereof.
     This proxy statement and the accompanying form of proxy are being sent on or about June 15, 2009, to stockholders of record as of May 26, 2009.
Changing or Revoking Proxy
     If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time before its use by giving written notice of revocation to our Secretary at our Moon Township address stated herein, by submitting a later dated proxy or by attending the Meeting and voting in person.
Company’s Shares Outstanding and Entitled to Vote at the Meeting
     There were 39,416,307 shares of our common stock outstanding as of the May 26, 2009 record date. Each of those shares is entitled to one vote on each matter to be voted on at the Meeting.
Quorum
     The presence in person or by proxy of holders of our outstanding common stock representing not less than a majority of the outstanding shares of common stock will constitute a quorum. We will also treat as present for quorum purposes abstentions and shares held by a broker as nominee (i.e., in “street name”) that are represented by proxies at the Meeting, but that the broker fails to vote on one or more matters as a result of incomplete instructions from the beneficial owner of the shares (“broker non-votes”).
Vote Required for Approval
     The affirmative vote of a plurality of the shares represented at the Meeting, in person or by proxy, will be necessary for the election of directors. The affirmative vote of a majority of our outstanding common shares will be necessary to amend our Amended and Restated Certificate of Incorporation to increase our authorized common stock to 114 million. Approval of all other business properly brought before the Meeting will require a favorable vote of a majority of the shares represented at the Meeting in person or by proxy.
     Votes may be cast for or withheld from each nominee for director, and for, against or abstain as to approval of the amendment to the Amended and Restated Certificate of Incorporation. Under applicable Delaware law, broker non-votes represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal, and abstentions will have no effect on the vote for the election of directors. Abstentions and broker non-votes will have the effect of a vote against the approval of the amendment to the Amended and Restated Certificate of Incorporation.
     Any proxy not specifying to the contrary will be voted FOR the election of the nominated directors and FOR the amendment to our Amended and Restated Certificate of Incorporation.
Expenses and Manner of Solicitation
     We will bear the cost of soliciting proxies for the Meeting, including the cost of preparing, assembling and mailing this proxy statement and the accompanying form of proxy. Our directors, officers and employees may solicit proxies personally or by letter or telephone, but no director, officer, or employee will be specially compensated for soliciting such proxies. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock.
No Appraisal Rights
     Stockholders who object to the proposals will not have appraisal, dissenters’ or similar rights under Delaware law. These rights would permit a stockholder to seek a judicial determination of the fair value of his or her shares and to compel their purchase for cash in that amount. If the proposals described in this proxy statement are approved, that approval will be binding on all stockholders, and objecting stockholders will have no alternative other than selling their shares if they dissent from them.
Merger Agreement with Atlas Energy Resources, LLC
     On April 27, 2009, we, our wholly owned subsidiary, Atlas Energy Management, Inc., our newly formed wholly owned subsidiary, ATLS Merger Sub, LLC (“Merger Sub”), and Atlas Energy Resources, LLC (“Atlas Energy Resources”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Atlas Energy Resources, with Atlas Energy Resources continuing as the surviving company (the “Merger”). If the Merger is completed, Atlas Energy Resources will become our wholly owned subsidiary.
     Subject to the terms and conditions of the Merger Agreement, if and when the Merger is completed, each outstanding common unit of Atlas Energy Resources, other than treasury units and Atlas Energy Resources common units owned by us and our subsidiaries, will be cancelled and converted into the right to receive 1.16 shares of our common stock. In addition, as of the consummation of the Merger, each outstanding restricted stock unit, phantom unit and unit option of Atlas Energy Resources will be converted into an equivalent restricted stock unit, phantom stock and stock option of Atlas America, respectively, with adjustments in the number of shares and exercise price to reflect the exchange ratio, but otherwise on the same terms and conditions as were applicable prior to the Merger. Based on the estimated number of Atlas Energy Resources common units outstanding on the record date for the annual meeting (including Atlas Energy Resources restricted units), if the Merger is completed, we expect to issue approximately 38,776,774 shares of our common stock to Atlas Energy Resources unitholders in the Merger, and, based on the estimated number of Atlas Energy Resources common units underlying options and phantom units issued by Atlas Energy Resources as of the record date of the annual meeting, we estimate that there will be approximately 3,039,424 additional shares of our common stock reserved for issuance for Atlas America options and phantom units into which Atlas Energy Resources options and phantom units, respectively, will be converted in the Merger.
     Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, out board of directors will consist of the ten independent directors of Atlas America and Atlas Energy Resources serving at the time the Merger is consummated, as well as Edward E. Cohen and Jonathan Z. Cohen, Chief Executive Officer and Vice Chairman, respectively, of both Atlas America and Atlas Energy Resources.
     Consummation of the Merger is subject to conditions set forth in the Merger Agreement, including, among others, (1) the approval of the Merger by the affirmative vote of holders of a majority of the outstanding Atlas Energy Resources common units, (2) the approval of the issuance of our common stock to Atlas Energy Resources unitholders in the Merger by the affirmative vote of holders of a majority of votes cast on the proposal at a special meeting of holders of our common stock, (3) the approval of an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares for the issuance of our common stock to Atlas Energy Resources unitholders in the Merger by the affirmative vote of holders of a majority of our outstanding common shares, (4) the consent of the lenders in Atlas Energy Resources’ credit facility and (5) certain other customary closing conditions.
     For further information, please see our Current Report on Form 8-K, filed with the SEC on April 27, 2009, to which is attached a copy of the Merger Agreement.
     In connection with the Merger, we expect to file with the SEC a Registration Statement on Form S-4 that will include a joint proxy statement of us and Atlas Energy Resources, which will also constitute a prospectus of ours. We and Atlas Energy Resources will mail the joint proxy statement/prospectus to our and their respective equity holders.
INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER IF AND WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.
     Investors may obtain free copies of the joint proxy statement/prospectus when it becomes available, as well as other filings containing information about us and Atlas Energy Resources, without charge, at the SEC’s website at www.sec.gov. In addition, the documents filed with the SEC by us may be obtained free of charge by directing such request to: Investor Relations, Atlas America, Inc., Westpointe Corporate Center One, 1550 Coraopolis Heights, Moon Township, PA 15108, (412) 262-2830. These documents may also be obtained for free from our Investor Relations website at www.atlasamerica.com. The documents filed with the SEC by Atlas Energy Resources may be obtained free of charge by directing such request to: Investor Relations, Atlas Energy Resources, LLC, Westpointe Corporate Center One, 1550 Coraopolis Heights, Moon Township, PA 15108, (412) 262-2830. These documents may also be obtained for free from Atlas Energy Resources’ Investor Relations website at www.atlasenergyresources.com.
     We, Atlas Energy Resources and our respective directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the Merger. Information regarding our directors and executive officers is available herein, and information regarding Atlas Energy Resources’ directors and executive officers is available in Atlas Energy Resources’ proxy statement for its 2009 annual meeting of unitholders, which was filed with the SEC on April 30, 2009. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC if and when they become available.
     This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth the number and percentage of shares of common stock owned, as of May 26, 2009, by (a) each person who, to our knowledge, is the beneficial owner of more than 5% of the outstanding shares of common stock, (b) each of our present directors and nominees, (c) each of our executive officers serving during the 2008 fiscal year, and (d) all of our directors, nominees and executive officers as a group. This information is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Shares of common stock issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage of any other person. Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such person.

	Common stock
	Amount and nature of		Percent of
	beneficial ownership (2)		class
Beneficial owner
Directors and nominees (1)
Carlton M. Arrendell	5,103		*
William R. Bagnell	3,043		*
Edward E. Cohen	3,910,978	(3)(5)	9.66%
Jonathan Z. Cohen	2,293,647	(4)(5)	5.71%
Donald W. Delson	5,603		*
Nicholas A. DiNubile	7,853		*
Dennis A. Holtz	8,210		*
Gayle P.W. Jackson	0		*
Mark C. Biderman	0		*
Harmon S. Spolan	248		*

Non-director executive officers(1)
Freddie M. Kotek	376,880	(5)	*
Matthew A. Jones	300,231	(5)	*
Sean P. McGrath	8,552	(5)	*
All executive officers, directors and nominees as a group (13 persons)	5,470,850	(6)	13.12%

Other owners of more than 5% of outstanding shares
Cobalt Capital Management, Inc.	5,416,697	(7)	13.8%
Iridian Asset Management LLC	6,129,817	(8)	15.6%
Leon G. Cooperman	3,543,338	(9)	9.0%
Mundar Capital Management	2,436,158	(10)	6.2%

*	Less than 1%

(1)	The business address for each director, director nominee and executive officer is 1550 Coraopolis Heights Road—2nd Floor, Moon Township, Pennsylvania 15108.

(2)	All shares reflect a 3-for-2 stock split which was effected on June 2, 2008.

(3)	Includes (i) 50,454 shares held in an individual retirement account of Betsy Z. Cohen, Mr. E. Cohen’s spouse; (ii) 1,320,202 shares held by a charitable foundation of which Mr. E. Cohen, his spouse and their children serve as co-trustees; and (iii) 141,378 shares held in trust for the benefit of Mr. E. Cohen’s spouse and/or children. Mr. E. Cohen disclaims beneficial ownership of the above referenced shares. 129,296 and 1,320,202 shares are also included in the shares referred to in footnote 4 below.

(4)	Includes (i) 129,296 shares held in a trust of which Mr. J. Cohen is a co-trustee and co-beneficiary and (ii) 1,320,202 shares held by a charitable foundation of which Mr. J. Cohen, his parents and his sibling serve as co-trustees. These shares are also included in the shares referred to in footnote 3 above. Mr. J. Cohen disclaims beneficial ownership of the above referenced shares.

(5)	Includes shares issuable on exercise of options granted under our Stock Incentive Plan in the following amounts: Mr. E. Cohen — 1,087,500 shares; Mr. J. Cohen — 735,000 shares; Mr. Kotek — 116,250 shares; Mr. Jones — 300,000 shares; and Mr. McGrath—8,438.

(6)	This number has been adjusted to exclude 129,296 shares and 1,320,202 shares which were included in both Mr. E. Cohen’s beneficial ownership amount and Mr. J. Cohen’s beneficial ownership amount.

(7)	This information is based on a Schedule 13G/A filed with the SEC on February 17, 2009. The address for Cobalt Capital Management, Inc. is 237 Park Avenue, Suite 900, New York, New York 10017.

(8)	This information is based on a Schedule 13G/A filed with the SEC on February 4, 2009. The address for Iridian Asset Management, LLC is 276 Post Road West, Westport, CT 06880-4704.

(9)	This information is based on a Schedule 13G/A filed with the SEC on February 5, 2009. The address for Mr. Cooperman is 88 Pine Street, Wall Street Plaza, 31st Floor, New York, New York 10005.

(10)	This information is based on a Schedule 13G/A filed with the SEC on February 12, 2009. The address for Mundar Capital Management is 480 Pierce Street, Birmingham, MI 48009.

PROPOSAL 1: ELECTION OF DIRECTORS
     Proposal 1 is to elect the following persons nominated by the Board to serve as our Class I directors: Gayle P. W. Jackson and Mark C. Biderman. Since no other nominations were timely made, no other nominees will be considered at the Meeting. The Board is divided into three classes with directors in each class serving three-year terms. The terms of directors in Class I expire at the Meeting.
     The persons named in the enclosed proxy intend, in the absence of a contrary direction, to vote for Mr. Biderman and Ms. Jackson as Class I directors to serve for three-year terms expiring at the 2012 annual meeting of stockholders, or until their successors are elected or appointed. Should any nominee become unable or refuse to accept nomination or election as a Class I director, it is intended that the persons named as proxies will vote for the election of such other person as the Board may recommend. The Board knows of no reason why any nominee might be unable or refuse to accept nomination or election.
     Information is set forth below regarding the principal occupation of each nominee and each of our other directors. There are no family relationships among the nominees and directors of our company except as set forth below.
Nominees for Election for a Three-Year Term Expiring at the 2012 Annual Meeting:
     Mark C. Biderman, 63, was Executive Vice President and Vice Chairman of National Financial Partners Corp., a publicly-traded financial services company, from September 2008 to December 2008. Before that, from November 1999 to September 2008, he was National Financial’s Executive Vice President and Chief Financial Officer. From May 1987 to October 1999, Mr. Biderman served as Managing Director and Head of the Financial Institutions Group at CIBC World Markets Group, an investment banking firm, and its predecessor, Oppenheimer & Co., Inc. Mr. Biderman is a Chartered Financial Analyst.
     Gayle P.W. Jackson, 62, has been President of Energy Global, Inc., a consulting firm which specializes in corporate development, diversification and government relations strategies for energy companies, since 2004. From 2001 to 2004, Ms. Jackson served as Managing Director of FE Clean Energy Group, a global private equity management firm that invests in energy companies and projects in Asia, Central and Eastern Europe and Latin America. From 1985 to 2001, Ms. Jackson was President of Gayle P.W. Jackson, Inc., a consulting firm that advised energy companies on corporate development and diversification strategies and also advised national and international governmental institutions on energy policy. Ms. Jackson served as Deputy Chairman of the Federal Reserve Bank of St. Louis in 2004-05 and was a member of the Federal Reserve Bank Board from 2000 to 2005. She is a member of the Board of Directors of Ameren Corporation, a publicly-traded public utility holding company, and of the Advisory Panel of Cleantech Private Equity, a London-based private equity buyout fund manager that invests in clean technology companies. Ms. Jackson has been a member of the managing board of Atlas Pipeline Partners GP since March 2005, and will resign from the managing board if she is elected to our Board.
Continuing Directors to Serve until the 2010 Annual Meeting:
     Carlton M. Arrendell, 47, has been a director since February 2004. Mr. Arrendell has been a Vice President and Chief Investment Officer of Full Spectrum of NY LLC since May 2007. Prior to joining Full Spectrum, Mr. Arrendell served as a special real estate consultant to the AFL-CIO Investment Trust Corporation following six years of service as Investment Trust Corporation’s Chief Investment Officer. Mr. Arrendell is also an attorney admitted to practice law in Maryland and the District of Columbia.

     Jonathan Z. Cohen, 38, has been Vice Chairman of our Board of Directors since our formation. Mr. Cohen has been Vice Chairman of the Board of Atlas Energy Resources, LLC and its manager, Atlas Energy Management, Inc., since their formation in June 2006. Mr. Cohen has been Vice Chairman of the Managing Board of Atlas Pipeline Partners GP since its formation in 1999 and Vice Chairman of the Board of Atlas Pipeline Holdings GP since its formation in January 2006. Mr. Cohen has been a senior officer of Resource America since 1998, serving as the Chief Executive Officer since 2004, President since 2003 and a director since 2002. Mr. Cohen has been Chief Executive Officer, President and a director of Resource Capital Corp. since its formation in 2005, and was the trustee and secretary of RAIT Financial Trust (a publicly-traded real estate investment trust) from 1997, and its Vice Chairman from 2003, until December 2006. Mr. Cohen is a son of Edward E. Cohen.
     Donald W. Delson, 58, has been a director since February 2004. Mr. Delson has over 20 years of experience as an investment banker specializing in financial institutions. Mr. Delson has been a Managing Director, Corporate Finance Group, at Keefe, Bruyette & Woods, Inc. since 1997, and before that was a Managing Director in the Corporate Finance Group at Alex. Brown & Sons from 1982 to 1997. Mr. Delson served as an independent member of the Managing Board of Atlas Pipeline Partners GP from June 2003 until May 2004.
Continuing Directors to Serve until the 2011 Annual Meeting:
     Edward E. Cohen, 70, has been the Chairman of our Board of Directors, our Chief Executive Officer and President since our organization in September 2000. Mr. Cohen has been the Chairman of the Board and Chief Executive Officer of Atlas Energy Resources and Atlas Energy Management since their formation in June 2006. Mr. Cohen has been the Chairman of the Managing Board of Atlas Pipeline Partners GP since its formation in 1999, and Chief Executive Officer of Atlas Pipeline Partners from 1999 until January 2009. Mr. Cohen has been the Chairman of the Board of Atlas Pipeline Holdings GP, LLC, the general partner of Atlas Pipeline Holdings, L.P., since its formation in January 2006, and Chief Executive Officer of Atlas Pipeline Holdings from January 2006 until February 2009. In addition, Mr. Cohen has been Chairman of the Board of Directors of Resource America, Inc. (a publicly-traded specialized asset management company) since 1990, and was its Chief Executive Officer from 1988 until 2004, and President from 2000 until 2003; Chairman of the Board of Resource Capital Corp. (a publicly-traded real estate investment trust) since its formation in September 2005; a director of TRM Corporation (a publicly-traded consumer services company) from 1998 to July 2007; and Chairman of the Board of Brandywine Construction & Management, Inc. (a property management company) since 1994. Mr. Cohen is the father of Jonathan Z. Cohen.
     Dennis A. Holtz, 69, has been a director since February 2004. Mr. Holtz maintained a corporate law practice with D.A. Holtz, Esquire & Associates in Philadelphia and New Jersey from 1988 until his retirement in January 2008.
     Harmon S. Spolan, 73, has been a director since August 2006. Since January 2007, Mr. Spolan has served as of counsel to the law firm Cozen O’Connor, where he is chairman of the firm’s charitable foundation. From 1999 until January 2007, Mr. Spolan was a member of the firm and served as chairman of its Financial Services Practice Group and as co-marketing partner. Before joining Cozen O’Connor, Mr. Spolan served as President, Chief Operating Officer, and a director of JeffBanks, Inc., and its subsidiary bank for 22 years. Mr. Spolan has served as a director of Coleman Cable, Inc., since November 2007. Mr. Spolan served as director of TRM Corporation from June 2002 until April 2008.

NON-DIRECTOR PRINCIPAL OFFICERS
     The Board appoints principal officers each year at its annual meeting following the annual stockholders meeting and from time to time as appropriate.
     Eugene N. Dubay, 60, has been our Senior Vice President since January 2009. He has also been President and Chief Executive Officer of both Atlas Pipeline Partners and Atlas Pipeline Mid-Continent, LLC since January 2009. Mr. Dubay has served as a member of the managing board of Atlas Pipeline Partners GP since October 2008, where he served as an independent member until his appointment as President and Chief Executive Officer. Mr. Dubay has been the Chief Executive Officer and President of Atlas Pipeline Holdings since February 2009. Mr. Dubay was the Chief Operating Officer of Continental Energy Systems LLC (a successor to SEMCO Energy) since 2003. Mr. Dubay has also held positions with ONEOK, Inc. and Southern Union Company and has over 20 years experience in midstream assets and utilities operations, strategic acquisitions, regulatory affairs and finance. Mr. Dubay is a certified public accountant and a graduate of the U.S. Naval Academy.
     Matthew A. Jones, 47, has been our Chief Financial Officer and the Chief Financial Officer of Atlas Pipeline Partners GP since March 2005. Mr. Jones has been the Chief Financial Officer and a director of Atlas Energy Resources since its formation in June 2006 and has been the Chief Financial Officer of Atlas Pipeline Holdings GP since January 2006 and a director since February 2006. From 1996 to 2005, Mr. Jones worked in the Investment Banking group at Friedman Billings Ramsey, concluding as Managing Director. Mr. Jones worked in Friedman Billings Ramsey’s Energy Investment Banking Group from 1999 to 2005 and in Friedman Billings Ramsey’s Specialty Finance and Real Estate Group from 1996 to 1999. Mr. Jones is a Chartered Financial Analyst.
     Freddie M. Kotek, 53, has been an Executive Vice President since February 2004 and served as a director from September 2001 until February 2004. Mr. Kotek has been Chairman of Atlas Resources since September 2001 and Chief Executive Officer and President of Atlas Resources since January 2002. Mr. Kotek was our Chief Financial Officer from February 2004 until March 2005. Mr. Kotek was a Senior Vice President of Resource America from 1995 until May 2004, President of Resource Leasing, Inc. (a wholly-owned subsidiary of Resource America) from 1995 until May 2004.
     Sean P. McGrath, 38, has been our Chief Accounting Officer and the Chief Accounting Officer of Atlas Energy Resources since December 2008. Mr. McGrath has been the Chief Accounting Officer of Atlas Pipeline Holdings GP since January 2006. Mr. McGrath has been the Chief Accounting Officer of Atlas Pipeline GP since May 2005. Mr. McGrath was the Controller of Sunoco Logistics Partners L.P., a publicly-traded partnership that transports, terminals and stores refined products and crude oil, from 2002 to 2005. From 1998 to 2002, Mr. McGrath was Assistant Controller of Asplundh Tree Expert Co., a utility services and vegetation management company. Mr. McGrath is a Certified Public Accountant.
     Richard D. Weber, 45, has been President, Chief Operating Officer and a director of Atlas Energy Resources and President, Chief Operating Officer and a director of Atlas Energy Management since their formation in June 2006. Mr. Weber served from June 1997 until March 2006 as Managing Director and Group Head of the Energy Group of KeyBanc Capital Markets, a division of KeyCorp, and its predecessor, McDonald & Company Securities, Inc., where he oversaw activities with oil and gas producers, pipeline companies and utilities.

PROPOSAL 2: AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF
COMMON STOCK
     Proposal 2 is to amend Section (a) of Article Fourth of our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 49 million to 114 million. The amendment will also have the effect of increasing the number of authorized shares of capital stock from 50 million to 115 million. The Board has approved the amendment, but its approval is subject to the approval of the amendment by the holders of a majority of the outstanding shares of our common stock. The amendment, in its entirety, reads as follows:
(a) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 115,000,000 shares of capital stock, consisting of (i) 114,000,000 shares of common stock, each having a par value of $0.01 per share (the “Common Stock”), and (ii) 1,000,000 shares of preferred stock, each having a par value of $0.01 per share (the “Preferred Stock”).
Purpose of the Amendment
     The Board considers the proposed amendment to be in the best long-term and short-term interests of Atlas America, its stockholders and its other constituencies. The proposed increase in the number of authorized shares of common stock will ensure that a sufficient number of shares will be available, if needed, for issuance in connection with any possible future transactions approved by the Board, including, among others, acquisitions, mergers (including the pending Merger with Atlas Energy Resources), stock splits, stock dividends, stock incentive plans and other corporate purposes. The Board believes that the availability of the additional shares for such purposes without delay or the necessity for a special stockholders’ meeting (except as may be required by applicable law or regulatory authorities or by the rules of the Nasdaq Global Market) will be beneficial to us by providing us with the flexibility to consider and respond to future business opportunities and needs as they arise. The availability of the additional shares will also enable us to act promptly when the Board determines that the issuance of additional shares of common stock is advisable. The issuance of additional shares of common stock could decrease the proportionate equity interest and voting power of our current stockholders and, depending on the price paid for the additional shares, could result in dilution in the book value of shares held by the current stockholders. The holders of our common stock are not entitled to preemptive rights with respect to the issuance of additional shares of common stock.
     As discussed in “General — Merger Agreement with Atlas Energy Resources, LLC,” above, we have entered into a Merger Agreement with Atlas Energy Resources pursuant to which Merger Sub, our wholly owned subsidiary, will merge with and into Atlas Energy Resources, with Atlas Energy Resources continuing as the surviving company and becoming our wholly owned subsidiary. If and when the Merger is completed, each outstanding common unit of Atlas Energy Resources, other than treasury units and Atlas Energy Resources common units owned by us and our subsidiaries, will be cancelled and converted into the right to receive 1.16 shares of our common stock. Based on the estimated number of Atlas Energy Resources common units outstanding on the record date for the annual meeting (including Atlas Energy Resources restricted units), if the Merger is completed, we expect to issue approximately 38,776,774 shares of our common stock to Atlas Energy Resources unitholders in the Merger, and, based on the estimated number of Atlas Energy Resources common units underlying options and phantom units issued by Atlas Energy Resources as of the record date of the annual meeting, we estimate that there will be approximately 3,039,424 additional shares of our common stock reserved for issuance for Atlas America options and phantom units into which Atlas Energy Resources options and phantom units, respectively, will be converted in the Merger.
     Approval by our stockholders at either this annual meeting of stockholders or at a special meeting of our stockholders of an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock is a condition to completion of the Merger. Therefore, if Proposal 2 is approved by our shareholders, we will have sufficient authorized common stock to complete the Merger. However, approval of Proposal 2 will NOT be sufficient to approve the Merger. Even if Proposal 2 is approved, our stockholders will need to approve of the issuance of our shares to the Atlas Energy Resources unitholders in the Merger. We intend to hold a separate, special meeting of stockholders for the purpose of approving the issuance of our common stock to Atlas Energy Resources unitholders in the Merger. The date of the special meeting has not been determined as of the date of this Proxy Statement. When available, a separate proxy statement will be mailed to all holders of our common stock regarding this special meeting.
     If our stockholders do not approve of Proposal 2 at this annual meeting, we will not have a sufficient number of authorized shares of our common stock to complete the Merger. Accordingly, a vote against Proposal 2 could have the effect of a vote against the Merger, though, if Proposal 2 were not approved by our stockholders, we would intend to propose at the special meeting for the Merger a proposal substantially similar to Proposal 2 to amend our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock. If Proposal 2 is approved at this annual meeting, we do not intend to include an additional proposal in the proxy statement for the special meeting relating to an amendment to our Amended and Restated Certificate of Incorporation. In all cases, however, whether Proposal 2 is adopted or not adopted at this annual meeting, our stockholders will have the ability to vote at the special meeting on the approval of the issuance of our shares to the Atlas Energy Resources unitholders in the Merger.
     Except as discussed above, we do not have any immediate plans, agreements, arrangements, commitments or understandings with respect to the issuance of any additional shares of our common stock that would be authorized upon approval of the proposed amendment, and we do not have any present intentions to issue the shares. However, as described below, we have a relatively small number of authorized but unissued shares that are not already reserved for issuance. We require approval of the proposed amendment to provide us with the flexibility to pursue potential future transactions or compensation arrangements involving our stock.
     Under our Amended and Restated Certificate of Incorporation, we currently have authority to issue 49 million shares of common stock, par value $0.01 per share, of which 39,416,307 shares were issued and outstanding as of May 26, 2009. In addition, as of such date, approximately 4,499,999 shares were reserved for issuance under our incentive compensation plans. Of this amount, approximately 763,731 shares remained available for issuance on such date.
Potential Anti-Takeover Effect
     Although an increase in the authorized shares of our common stock could, under certain circumstances, also be construed as having an anti-takeover effect (for example, by permitting easier dilution of the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction resulting in our acquisition by another company), the proposed increase in shares authorized is not in response to any effort by any person or group to accumulate our common stock or to obtain control of us by any means. In addition, the proposal is not part of any plan by our Board to recommend or implement a series of anti-takeover measures.
     Additionally, our Amended and Restated Certificate of Incorporation and our Bylaws presently contain other provisions which could have anti-takeover effects. These provisions include: (i) the division of the Board into three classes of directors with three-year staggered terms; (ii) the removal of members of the Board only for cause and by a supermajority vote; (iii) the authority of the Board to issue shares of preferred stock, and to fix the relative rights and preferences of the preferred stock, without shareholder approval; and (iv) certain notice procedures to be complied with by stockholders in order to make stockholder proposals or nominate directors.
Board of Directors Recommendation
     The Board unanimously recommends that stockholders vote FOR the adoption of the amendment to the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 49 million to 114 million. The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the Meeting will be necessary for the approval of the amendment.

CORPORATE GOVERNANCE
Information Concerning our Company and the Board of Directors
     Our common stock is listed for trading on the Nasdaq Global Market under the symbol “ATLS.” The Board held ten meetings during fiscal 2008. Each of the directors attended at least 75% of the meetings of the Board and all meetings of the committees on which the director served during fiscal 2008. The Board currently consists of eight members, six of whom are independent directors as defined by Nasdaq standards and the Securities Act. The six independent directors are Messrs. Arrendell, Bagnell, Delson, DiNubile, Holtz and Spolan. Messrs. Bagnell and DiNubile are not standing for re-election. Mr. Biderman and Ms. Jackson, the Board nominees who, upon their election, will replace Messrs. Bagnell and DiNubile, will be independent directors as defined by Nasdaq standards and the Securities Act.
     We do not have a formal policy regarding Board member attendance at our annual meeting of stockholders. Three of the directors attended last year’s annual meeting of stockholders.
Communications with the Board
     The Board has also established a process for stockholders to send communications to it. Any stockholder who wishes to send a communication to the Board should write to our Secretary at our Moon Township address stated herein. Beneficial owners must include in their communication a good faith representation that they are beneficial owners of our common stock. Our Secretary will promptly forward to the Chairman of the Board any and all such stockholder communications.
Board Committees
     The Board has four standing committees which are the audit committee, the compensation committee, the nominating and governance committee and the investment committee.
     Audit Committee. The principal functions of the audit committee are to assist the Board in monitoring the integrity of our financial statements, the independent auditor’s qualifications and independence, the performance of our independent auditors and our compliance with legal and regulatory requirements. The audit committee reviews the adequacy of our internal controls. The audit committee also reviews the scope and effectiveness of audits by the independent accountants and has the sole authority to retain and terminate our independent auditors and to approve the compensation paid to the independent auditors. The audit committee held four meetings during fiscal 2008. The audit committee is also responsible for overseeing our internal audit function. All of the members of the audit committee are independent directors as defined by Nasdaq rules. The members of the audit committee are Messrs. Arrendell, Bagnell and Delson, with Mr. Arrendell acting as the chairman. The Board has determined that Mr. Delson is an “audit committee financial expert,” as defined by SEC rules. The Board previously adopted a written charter for the audit committee, a current copy of which is available on our web site at www.atlasamerica.com.

     Compensation Committee. The principal functions of the compensation committee are to administer our employee benefit plans (including incentive plans), annually evaluate salary grades and ranges, establish guidelines concerning average compensation increases, establish performance criteria for and evaluate the performance of our chief executive officer and approve compensation of all officers and directors. The compensation committee held six meetings during fiscal 2008. The compensation committee is comprised solely of independent directors, consisting of Messrs. Delson, Arrendell and Holtz, with Mr. Delson acting as the chairman. The compensation committee does not have a charter.
     Nominating and Governance Committee. The principal functions of the nominating and governance committee are to recommend persons to be selected by the Board as nominees for election as directors, recommend persons to be elected to fill any vacancies on the Board, consider and recommend to the Board qualifications for the office of director and policies concerning the term of office of directors and the composition of the Board and consider and recommend to the Board other actions relating to corporate governance. The nominating and governance committee held one meeting during fiscal 2008. The nominating and governance committee is comprised solely of independent directors, consisting of Messrs. Bagnell, DiNubile and Holtz, with Mr. Holtz acting as the chairman.
     The nominating and governance committee has adopted a charter with respect to its nominating function, a current copy of which is available on our web site at www.atlasamerica.com. The nominating and governance committee will consider nominees recommended by stockholders for the 2010 annual meeting of stockholders if submitted in writing to our Secretary in accordance with rules promulgated by the SEC and our bylaws.
     Rule 14a-8 under the Securities Exchange Act sets forth the eligibility requirements and the procedures that must be followed for a stockholder director nominations or other proposals to be included in a public company’s proxy materials. Pursuant to the rule, nominations or other proposals submitted for inclusion in our 2010 proxy materials must be received by us at Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, Pennsylvania 15108, Attention: Secretary, on or before February 16, 2010. Nominations or other proposals must comply with all the requirements of Rule 14a-8.
     A stockholder who wishes to present a matter for action at our 2010 annual meeting, but does not want to include it in our proxy materials, must deliver to our Secretary on or before March 18, 2010, which date is 90 days before the first anniversary of the mailing date of this proxy statement, a notice containing the information required by the advance notice and other provisions of our bylaws. A stockholder who wishes to present one or more directors for nomination at our 2010 annual meeting, but does not want to include it in our proxy materials, must deliver a notice containing the information required by the advance notice and other provisions of our bylaws, including the name of the person(s) to be nominated, to our Secretary on or before March 18, 2010. A copy of the bylaws may be obtained by directing a written request to us at Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, Pennsylvania 15108, Attention: Secretary.
Nomination Process of the Nominating and Governance Committee
     The nominating and governance committee identifies director nominees by first evaluating the current members of the Board willing to continue in service. Current members with skills and experience that are relevant to our business and are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service, or if the nominating and governance committee or Board decides not to re-nominate a member for re-election, or if we decide to expand the Board, the nominating and governance committee identifies the desired skills and experience of a new nominee consistent with the nominating and governance committee’s criteria for Board service. Current members of the Board and management are polled for their recommendations. Research may also be performed or third parties retained to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate potential nominees; however, we may in the future choose to do so.
     The nominating and governance committee will consider nominees recommended by stockholders, and any such recommendations should be forwarded to our Secretary in writing at our executive offices as identified in this proxy statement. Such recommendations should include the following information:
•	such information as may be reasonably necessary to determine whether the recommended director candidate is independent from the stockholder that has recommended the candidate;

•	such information as may be reasonably necessary to determine whether the director candidate is qualified to serve on the Board; and

•	such information as may be reasonably necessary to determine whether the director candidate meets the independence standards of the Nasdaq National Market.
     We will also request such other information as may reasonably be required to determine whether each person recommended by a stockholder meets the criteria listed below and to enable us to make appropriate disclosures to the stockholders entitled to vote in the election of directors. Any recommendations received from stockholders will be evaluated in the same manner as potential nominees suggested by board members, management or other parties.
     The nominating and governance committee evaluates independent director candidates based upon a number of criteria, including:
•	commitment to promoting the long-term interests of our stockholders and independence from any particular constituency;

•	professional and personal reputations that are consistent with our values;

•	broad general business experience and acumen, which may include experience in management, finance, marketing and accounting;

•	a high level of personal and professional integrity;

•	adequate time to devote attention to the affairs of our company;

•	such other attributes, including independence, relevant in constituting a board that also satisfies the requirements imposed by the SEC and the Nasdaq National Market; and

•	Board balance in light of our company’s current and anticipated needs and the attributes of the other directors and executives.
     Investment Committee. The principal functions of the investment committee are to review proposed significant investment opportunities, explore investment criteria, monitor investments and advise the Board as to the investment committee’s recommendations and decisions on proposed and existing investments. All of the members of the investment committee are independent directors as defined by Nasdaq rules. The members of the investment committee are Messrs. Spolan, Arrendell and Holtz, with Mr. Spolan acting as the chairman.
Code of Ethics
     We have adopted a code of business conduct and ethics applicable to all directors, officers and employees. We believe we meet the definition of a code of ethics under the Securities Act. Our code of business conduct and ethics is available, and any waivers we grant to the code will be available, on our web site at www.atlasamerica.com.

Compensation Committee Interlocks and Insider Participation
     The compensation committee of the Board of Directors consists of Messrs. Delson, Arrendell and Holtz. There are no compensation committee interlocks.
Committee Reports
Audit Committee Report
     The audit committee has approved the following report:
     In connection with its function to oversee and monitor our financial reporting process, the audit committee has done the following:
•	reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2008 with our management;

•	discussed with our independent auditors those matters which are required to be discussed by Auditing Standards 61, as amended (Codification of Statements on Auditing Standards, AU Sec. 380); and

•	received the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and discussed with the independent auditors their independence.
     Based on the foregoing, the audit committee recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2008 (the “Annual Report”).
Carlton M. Arrendell, Chairman
William R. Bagnell
Donald W. Delson
Compensation Committee Report
     The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on its review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the annual report on Form 10-K for the year ended December 31, 2008.
     This report has been provided by the compensation committee of the Board of Directors of Atlas America, Inc.
Donald W. Delson, Chairman
Dennis A. Holtz
Carlton M. Arrendell

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
     We are required to provide information regarding the compensation program in place as of December 31, 2008, for our CEO, CFO and the three other most highly-compensated executive officers. In this report, we refer to our CEO, CFO and the other three most highly-compensated executive officers as our “Named Executive Officers” or “NEOs.” This section should be read in conjunction with the detailed tables and narrative descriptions under “Executive Compensation.”
     Our compensation committee is responsible for formulating and presenting recommendations to the Board of Directors with respect to the compensation of our NEOs. The compensation committee is also responsible for administering our employee benefit plans, including incentive plans. The compensation committee is comprised solely of independent directors, consisting of Messrs. Delson, Arrendell and Holtz, with Mr. Delson acting as the chairperson.
Compensation Objectives
     We believe that our compensation program must support our business strategy, be competitive, and provide both significant rewards for outstanding performance and clear financial consequences for underperformance. We also believe that a significant portion of the NEOs’ compensation should be “at risk” in the form of annual and long-term incentive awards that are paid, if at all, based on individual and company accomplishment. Accounting and cost implications of compensation programs are considered in program design; however, the essential consideration is that a program is consistent with our business needs.
Compensation Methodology
     Our compensation committee makes recommendations to the board on compensation amounts during the month after the close of our fiscal year. In the case of base salaries, it recommends the amounts to be paid for that year. In the case of annual bonus and long-term incentive compensation, the committee recommends the amount of awards based on the then concluded fiscal year. We typically pay cash awards and issue equity awards in February. Our compensation committee has the discretion to recommend the issuance of equity awards at other times during the fiscal year. In addition, our NEOs and other employees who perform services for our publicly-traded subsidiaries, Atlas Energy Resources, Atlas Pipeline Partners and Atlas Pipeline Holdings, may receive stock-based awards from these subsidiaries, each of which have delegated compensation decisions to our compensation committee since none of those companies have their own employees.
     The compensation committee has retained Mercer (US) Inc. to provide information, analyses, and advice regarding executive compensation. The compensation committee originally retained Mercer in June 2006 to analyze and review the competitiveness and appropriateness of all elements of the compensation we paid to our NEOs, individually and as a group, for fiscal 2006. The purpose of the analysis was to determine whether our compensation practices were within the norm for companies of similar size and focus. The peer group analysis was not aimed at establishing benchmarks for our compensation program, but rather to provide a “reality check” to obtain a general understanding of then current compensation levels. Because of the importance to our company of our direct-placement energy investment programs and our creation of new initiatives and entities, Mercer looked not only to the energy industry in evaluating our compensation levels but also to the financial services and alternative asset industries. Mercer’s analysis established that our fiscal 2006 compensation amounts fell between the median and the 75th percentile of the peer group it used, which our compensation committee found acceptable in the context of its evaluation of the performance of the NEOs.
     At the committee’s direction, Mercer provided the following services for the committee during fiscal 2008:
•	provided on-going advice as needed on the design of our annual and long-term incentive plans;

•	advised the committee as requested on the performance measures and performance targets for the annual programs by providing an analysis of total stockholder return for a peer group of companies identified by us and of the metrics of our internal performance review; and

•	provided advice on Jonathan Cohen’s employment agreement.
In the course of conducting its activities for fiscal 2008, Mercer attended four meetings of the compensation committee and presented its findings and recommendations for discussion.
     The compensation committee has established procedures that it considers adequate to ensure that Mercer’s advice remains objective and is not influenced by our management. These procedures include: a direct reporting relationship of the Mercer consultant to the chairman of the compensation committee; provisions in the engagement letter with Mercer specifying the information, data, and recommendations that can and cannot be shared with management; an annual update to the compensation committee on Mercer’s financial relationship with us, including a summary of the work performed for us during the preceding 12 months; and written assurances from Mercer that, within the Mercer organization, the Mercer consultant who performs services for the compensation committee has a reporting relationship and compensation determined separately from Mercer’s other lines of business and from its other work for us. With the consent of the compensation committee chair, Mercer may contact our executive officers for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the compensation committee that the executive officers also receive.
     Our Chief Executive Officer provides the compensation committee with key elements of both our company’s and the NEOs’ performance during the year. Our CEO makes recommendations to the compensation committee regarding the salary, bonus and incentive compensation component of each NEO’s total compensation, including his own. Our CEO, at the compensation committee’s request, may attend committee meetings; however, his role during the meetings is to provide insight into our company’s performance as well as the performance of other comparable companies in the same industry. In making its compensation decisions, the compensation committee meets in executive session, without management, both with and without Mercer.
     Ultimately, the decisions regarding executive compensation are made by the compensation committee after extensive discussion regarding appropriate compensation and may reflect factors and considerations other than the information and advice provided by Mercer and our CEO. The compensation committee’s decisions are approved by the Board.
Elements of our Compensation Program
     Our executive officer compensation package generally includes a combination of annual cash and long-term incentive compensation. Annual cash compensation is comprised of base salary plus cash bonus. Long-term incentives consist of a variety of equity awards. Both the annual cash incentives and long-term incentives may be performance-based.

     Base Salary
     Base salary is intended to provide fixed compensation to the NEOs for their performance of core duties that contributed to our success as measured by the elements of corporate performance mentioned above. Base salaries are not intended to compensate individuals for extraordinary performance or for above average company performance.
     Annual Incentives
     Annual incentives are intended to tie a significant portion of each of the NEO’s compensation to our annual performance and/or that of our subsidiaries or divisions for which the officer is responsible. Generally, the higher the level of responsibility of the executive within our company, the greater is the incentive component of that executive’s target total cash compensation. The compensation committee may recommend awards of performance-based bonuses and discretionary bonuses.
     Performance-Based Bonuses—Our Annual Incentive Plan for Senior Executives, which we refer to as the Senior Executive Plan, was initially approved by our stockholders at our 2007 annual meeting. The Senior Executive Plan is designed to permit us to qualify for an exemption from the $1,000,000 deduction limit under Section 162(m) of the Internal Revenue Code for compensation paid to our NEOs. The Senior Executive Plan provides awards for the achievement of predetermined, objective performance measures over a specified 12-month performance period, generally our fiscal year. Awards under the Senior Executive Plan are paid in cash. In 2008, the Senior Executive Plan was amended to increase the maximum award payable to an individual to $15 million from $5 million and to allow awards to be paid in either cash or shares of common stock under our Stock Incentive Plan. In addition, in 2008 the Senior Executive Plan was clarified to allow the compensation committee to make such adjustments as it deems appropriate to performance goals in the event of a change of control. Notwithstanding the existence of our Senior Executive Plan, the compensation committee believes that stockholder interests are best served by not restricting its discretion and flexibility in crafting compensation, even if the compensation amounts result in non-deductible compensation expense. Therefore, the committee reserves the right to approve compensation that is not fully deductible.
     In March 2009, the compensation committee approved 2009 target bonus awards to be paid from a bonus pool. The bonus pool is equal to 18.3% of our adjusted distributable cash flow unless the adjusted distributable cash flow includes any capital transaction gains in excess of $50 million, in which case 10% of that excess will be included in the bonus pool. If the adjusted distributable cash flow does not equal at least 75% of the average adjusted distributable cash flow for the previous 3 years, no bonuses will be paid. Adjusted distributable cash flow means the sum of (i) cash available for distribution to us by any of our subsidiaries (regardless of whether such cash is actually distributed), plus (ii) interest income during the year, plus (iii) to the extent not otherwise included in adjusted distributable cash flow, any realized gain on the sale of securities, including securities of a subsidiary, less (iv) our stand-alone general and administrative expenses for the year excluding any bonus expense (other than non-cash bonus compensation included in general and administrative expenses), and less (v) to the extent not otherwise included in adjusted distributable cash flow, any loss on the sale of securities, including securities of a subsidiary. A return of our capital investment in a subsidiary is not intended to be included and, accordingly, if adjusted distributable cash flow includes proceeds from the sale of all or substantially all of the assets of a subsidiary, the amount of such proceeds to be included in adjusted distributable cash flow will be reduced by our basis in the subsidiary. The maximum award payable, expressed as a percentage of our estimated 2009 adjusted distributable cash flow, for each participant is as follows: Edward E. Cohen, 6.14%; Jonathan Z. Cohen, 4.37%; Matthew A. Jones, 3.46%; Richard D. Weber,

2.60% and Freddie Kotek, 1.73%. Pursuant to the terms of the Senior Executive Plan, the compensation committee has the discretion to recommend reductions, but not increases, in awards under the plan.
     Discretionary Bonuses—Discretionary bonuses may be awarded to recognize individual and group performance.
     Long-Term Incentives
     We believe that our long-term success depends upon aligning our executives’ and stockholders’ interests. To support this objective, we provide our executives with various means to become significant stockholders, including our long-term incentive programs and those of our public subsidiaries. These awards are usually a combination of stock options, restricted units and phantom units which vest over four years to support long-term retention of executives and reinforce our longer-term goals.
     Grants under our Stock Incentive Plan: Awards under our stock incentive plan, which we refer to as our Plan, may be in the form of incentive stock options, non-qualified stock options and restricted stock.
     Stock Options—Our compensation committee has recommended for award stock options under our Plan from time to time. Stock option grants have a ten-year term and usually vest 25% per year. These stock options provide value to the recipient only if our share price is higher than on the date of the grant.
     Restricted Stock—On very limited occasions, restricted stock grants have been awarded. These grants vest 25% per year on the anniversary of the date of grant. Restricted stock units reward stockholder value creation slightly differently than stock options: restricted stock units are impacted by all stock price changes, both increases and decreases.
     Grants under Subsidiary Plans: As described above, our NEOs who perform services for one or more of our publicly-traded subsidiaries may receive stock-based awards under the long-term incentive plan of the appropriate subsidiary.
Supplemental Benefits, Deferred Compensation and Perquisites
     We do not emphasize supplemental benefits for executives other than Mr. E. Cohen and Mr. J. Cohen, and perquisites are discouraged. None of our NEOs have deferred any portion of their compensation.
Employment Agreements
     Generally, we do not favor employment agreements unless they are required to attract or to retain executives to the organization. We have entered into employment agreements with Messrs. E. Cohen and Weber. In January 2009, we entered into an employment agreement with Mr. J. Cohen. See “—Employment Agreements and Potential Payments Upon Termination or Change of Control.” Our compensation committee takes termination compensation payable under these agreements into account in determining annual compensation awards, but ultimately its focus is on recognizing each individual’s contribution to our performance during the year.

Determination of 2008 Compensation Amounts
     As described above, after the end of our 2008 fiscal year, our compensation committee set the base salaries of our NEOs for the 2009 fiscal year and recommended incentive awards based on the prior year’s performance. In carrying out its function, the compensation committee acted in consultation with Mercer.
     In determining the actual amounts to be paid to the NEOs, the compensation committee considered both individual and company performance. Our CEO makes recommendations of award amounts based upon the NEOs’ individual performances as well as the performance of our publicly-held subsidiaries for which each NEO provides service; however, the compensation committee has the discretion to approve, reject or modify the recommendations. The compensation committee noted that our management team had accomplished the following strategic objectives, among others, during fiscal 2008: maintained an unencumbered balance sheet, raised approximately $1.2 billion for our subsidiaries through issuances of equity and senior unsecured notes and increases in senior secured credit facilities, raised approximately 23% more for Atlas Energy Resources’ investment partnerships than fiscal 2007, solidified Atlas Energy Resources’ position as one of the leading companies in the Marcellus Shale by adding approximately 69,000 acres at very competitive prices and drilling over 90 wells, increased total proved reserves by approximately 11% over the prior year, increased natural gas processing capacity and achieved record throughput on both the Appalachia and Mid-Continent pipeline systems. In addition, the compensation committee reviewed our calculations of our adjusted distributable cash flow and determined that 2008 adjusted distributable cash flow exceeded the pre-determined minimum threshold of 95% of 2007 adjusted distributable cash flow by more than 50%.
     Base Salary. Consistent with its preference for having a significant portion of our NEOs’ overall compensation package be incentive compensation, our CEO did not recommend any increases in salaries for 2009. The compensation committee took this recommendation into consideration and ultimately adopted it.
     Annual Incentives. The maximum amount payable to each of the NEOs pursuant to the predetermined percentages established under the Senior Executive Plan was as follows: Edward E. Cohen, $8,644,000; Jonathan Z. Cohen, $6,152,000; Matthew A. Jones, $4,880,000; Freddie M. Kotek, $2,440,000 and Richard D. Weber, $3,660,000. As described above, our NEOs substantially outperformed the incentive goals set for them and, under normal circumstances, we would anticipate awarding substantially increased bonuses for 2008. However, the compensation committee recognized that prevailing economic conditions are not normal and decided, pursuant to its discretionary authority as set forth in the Senior Executive Plan, to recommend that the maximum amount for each NEO be reduced and recommended that we award cash incentive bonuses as follows: Edward E. Cohen, $1,950,000; Jonathan Z. Cohen, $500,000; Matthew A. Jones, $1,500,000; Freddie M. Kotek, $1,000,000 and Richard D. Weber, $1,200,000.
     Long-Term Incentives. The compensation committee determined that it would not recommend that we make equity-based awards to our NEOs because it felt that previous awards were adequate.

SUMMARY COMPENSATION TABLE
     The following table sets forth information concerning the compensation for fiscal 2008, 2007 and 2006 for our Chief Executive Officer, Chief Financial Officer and each of our other three most highly compensated executive officers whose aggregate salary and bonus (including amounts of salary and bonus foregone to receive non cash compensation) exceeded $100,000.

							Change in
							pension
							value and
							nonqualified
						Non-equity	deferred
				Stock	Option	incentive plan	compensation	All other
				awards	awards	compensation	earnings	compensation		Total
Name and principal position	Year	Salary ($)	Bonus ($)	($)(1)	($)(2)	($)	($)	($)		($)
Edward E. Cohen,	2008	$900,000	—	$2,037,449	$1,686,919	$1,950,000	$734,078 (3)	$733,938	(4)	$8,042,384
Chairman of the Board and Chief Executive Officer
	2007	$900,000	—	$2,407,901	$810,417	$5,000,000	$1,150,222	$554,777		$10,823,317

	2006	$600,000	$1,400,000	$674,625	$84,861		$121,769	$41,849		$2,923,104

Matthew A. Jones,	2008	$300,000	—	$352,244	$790,203	$1,500,000		$115,313	(5)	$3,057,759
Chief Financial Officer
	2007	$300,000	—	$472,212	$439,128	$2,000,000	—	$134,597		$3,345,937

	2006	$300,000	$750,000	$276,546	$324,172		—	$65,602		$1,716,320

Jonathan Z. Cohen,	2008	$600,000	—	$1,080,004	$1,025,369	$500,000	—	$386,550	(6)	$3,591,923
Vice Chairman
	2007	$600,000	—	$1,384,207	$324,167	$4,000,000	—	$300,906		$6,609,280

	2006	$400,000	$1,000,000	$439,563	$33,944		—	$20,400		$1,893,907

Freddie M. Kotek,	2008	$300,000	—	$119,017	$359,247	$1,000,000	—	$48,780	(7)	$1,827,044
Executive Vice President
	2007	$300,000	$1,000,000	$123,410	$183,710		—	$47,996		$1,655,116

	2006	$300,000	$350,000	—	$153,600		—	$10,867		$814,467

Richard D. Weber,	2008	$300,000	—	$250,005	$726,656	$1,200,000	—	$10,473	(8)	$2,487,134
President and Chief Operating Officer of Atlas Energy Resources, LLC
	2007	$300,000	—	$250,000	$463,770	$1,500,000	—	$2,857		$2,516,627

	2006	$201,923	$800,000	$187,504	$347,779		—	$26,957		$1,564,163

(1)	Represents the dollar amount of (i) expense recognized by Atlas Pipeline Holdings for financial statement reporting purposes with respect to phantom units granted under the AHD Plan; (ii) expense recognized by Atlas Pipeline Partners for financial statement reporting purposes with respect to phantom units granted under the APL Plan and its incentive compensation arrangements; and/or (iii) expense recognized by Atlas Energy Resources for financial statement reporting purposes with respect to phantom units or restricted units granted under the Atlas Energy Resources Long-term Incentive Plan (the “ATN Plan”), all in accordance with FAS 123R. See note 16 to our consolidated financial statements for an explanation of the assumptions we make for this valuation.

(2)	Represents the dollar amount of (i) expense we recognized for financial statement reporting purposes with respect to options granted under our Plan, (ii) expense recognized for financial statement reporting purposes by Atlas Pipeline Holdings for options granted under the AHD Plan; and/or (iii) expense recognized for financial statement reporting purposes by Atlas Energy Resources for options granted under the ATN Plan, all in accordance with FAS 123R. See note 16 to our consolidated financial statements for an explanation of the assumptions we make for this valuation.

(3)	Represents the aggregate annual change in the present-value of accumulated pension benefits under the Supplemental Employment Retirement Plan for Mr. E. Cohen.

(4)	Includes payments on DERs of $ 96,838 with respect to the phantom units awarded under the APL Plan, $ 161,100 with respect to phantom units awarded under the AHD Plan, and $ 476,000 with respect to the phantom units awarded under the ATN Plan.

(5)	Includes payments on DERs of $ 31,913 with respect to the phantom units awarded under the APL Plan, $ 35,800 with respect to phantom units awarded under the AHD Plan, and $ 47,600 with respect to the phantom units awarded under the ATN Plan.

(6)	Represents payments on DERs of $48,238 with respect to the phantom units awarded under the APL Plan, $65,250 with respect to phantom units awarded under the AHD Plan, and $ 181,000 with respect to the phantom units awarded under the ATN Plan.

(7)	Includes payments on DERs of $ 1,180 with respect to the phantom units awarded under the APL Plan, $ 47,600 with respect to the phantom units awarded under the ATN Plan.

(8)	Represents reimbursements for lease payments on Mr. Weber’s vehicle.
2008 GRANTS OF PLAN-BASED AWARDS TABLE

			Estimated future payouts under
			non-equity incentive plan
			awards(1)
						All other
						option awards:		Exercise or	Grant date
						number of securities		base price of	fair value of
	Grant	Approval	Threshold	Target	Maximum	underlying options		option awards	stock and
Name	date	date	($)	($)	($)	(#)		($ / Sh)	option awards
Edward E. Cohen	1/29/08	1/4/08	N/A	N/A	$8,644,000	300,000	(1)	$32.53	$3,507,000	(1)

Matthew A. Jones	1/29/08	1/4/08	N/A	N/A	$4,880,000	120,000	(1)	$32.53	$1,402,800	(1)

Jonathan Z. Cohen	1/29/08	1/4/08	N/A	N/A	$6,152,000	240,000	(1)	$32.53	$2,805,600	(1)

Richard D. Weber	1/29/08	1/4/08	N/A	N/A	$3,660,000	90,000	(1)	$32.53	$1,502,10	(1)

Freddie Kotek	1/29/08	1/4/08	N/A	N/A	$2,440,000	60,000	(1)	$32.53	$701,400	(1)

(1)	Represents performance-based bonuses under our Senior Executive Plan. As discussed under “Compensation Discussion and Analysis—Elements of our Compensation Program—Annual Incentives—Performance-Based Bonuses,” the compensation committee set performance goals based on our adjusted distributable cash flow and established maximum awards, but not minimum or target amounts, for each eligible NEO. Our Senior Executive Plan sets an individual limit of $15,000,000 per annum regardless of the maximum amounts that might otherwise be payable.

(2)	Represents grants of stock options made under our Plan, which vest 25% on each anniversary of the grant, valued at $11.69 per option using the Black-Scholes option pricing model to estimate the weighted average fair value of each unit option granted with weighted average assumptions for (a) expected dividend yield of 3.7%, (b) risk-free interest rate of 2.6%, (c) expected volatility of 33.0%, and (d) an expected life of 6.3 years. Amounts reflect a 3-for-2 stock split effected on June 2, 2008. These awards were made with respect to our 2007 fiscal year but actually granted during our 2008 fiscal year.
Employment Agreements and Potential Payments Upon Termination or Change of Control
     Edward E. Cohen
     In May 2004, we entered into an employment agreement with Edward E. Cohen, who currently serves as our Chairman, Chief Executive Officer and President. The agreement was amended as of December 31, 2008 to comply with requirements under Section 409A of the Code relating to deferred compensation. The agreement requires Mr. Cohen to devote such time to us as is reasonably necessary to the fulfillment of his duties, although it permits him to invest and participate in outside business endeavors. The agreement provided for initial base compensation of $350,000 per year, which may be increased by the compensation committee based upon its evaluation of Mr. Cohen’s performance. Mr. Cohen is eligible to receive incentive bonuses and stock option grants and to participate in all employee benefit plans in effect during his period of employment.
     The agreement has a term of three years and, until notice to the contrary, the term is automatically extended so that on any day on which the agreement is in effect it has a then-current three-year term. We entered into Mr. Cohen’s employment agreement around the time of our spin-off from Resource America. At that time, it was important to establish a long-term commitment to and from Mr. Cohen as our Chief Executive Officer and President. We determined that the rolling three-year term was an appropriate amount of time to reflect that commitment and was a term that was commensurate with Mr. Cohen’s position.
     We may terminate the agreement without cause, including upon or after a change of control, upon 30 days’ prior notice, in the event of Mr. Cohen’s death, if he is disabled for 180 days consecutive days during any 12-month period or at any time for cause. Mr. Cohen also has the right to terminate the agreement for good reason. Mr. Cohen must provide us with 30 days’ notice of a termination by him for good reason within 60 days of the event constituting good reason. We then would have 30 days in which to cure and, if we do not do so, Mr. Cohen’s employment will terminate 30 days after the end of the cure period. Mr. Cohen may also terminate the agreement without cause upon 60 days’ notice. Termination amounts will not be paid until 6 months after the termination date, if such delay is required by Section 409A.
     Change of control is defined as:
•	the acquisition of beneficial ownership, as defined in the Securities Exchange Act, of 25% or more of our voting securities or all or substantially all of our assets by a single person or entity or group of affiliated persons or entities, other than an entity affiliated with Mr. Cohen or any member of his immediate family;

•	we consummate a merger, consolidation, combination, share exchange, division or other reorganization or transaction with an unaffiliated entity in which either (a) our directors immediately before the transaction constitute less than a majority of the board of the surviving entity, unless 1/2 of the surviving entity’s board were our directors immediately before the transaction and our chief executive officer immediately before the transaction continues as the chief executive officer of the surviving entity; or (b) our voting securities immediately prior to the transaction represent less than 60% of the combined voting power immediately after the transaction of us, the surviving entity or, in the case of a division, each entity resulting from the division;

•	during any period of 24 consecutive months, individuals who were Board members at the beginning of the period cease for any reason to constitute a majority of the Board, unless the election or nomination for election by our stockholders of each new director was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of the period; or

•	our stockholders approve a plan of complete liquidation of winding up of our company, or agreement of sale of all or substantially all of our assets or all or substantially all of the assets of our primary subsidiaries to an unaffiliated entity.
     Good reason is defined as a reduction in Mr. Cohen’s base pay, a demotion, a material reduction in his duties, relocation, his failure to be elected to our Board of Directors or our material breach of the agreement. Cause is defined as a felony conviction or conviction of a crime involving fraud, embezzlement or moral turpitude, intentional and continual failure by Mr. Cohen to perform his material duties after notice, or violation of confidentiality obligations.
     The agreement provides for a Supplemental Executive Retirement Plan, or SERP, pursuant to which Mr. Cohen will receive, upon the later of his retirement or reaching the age of 70, an annual retirement benefit equal to the product of:
•	6.5% multiplied by

•	his base salary as of the time Mr. Cohen’s employment with us ceases, multiplied by

•	the number of years (or portions thereof) which Mr. Cohen is employed by us but, in any case, not less than four. If Mr. Cohen’s employment is terminated due to disability, the 3-year period following the termination will be deemed a portion of his employment term for purposes of accruing SERP benefits.
     The maximum benefit under the SERP is limited to 65% of his final base salary. The benefit is guaranteed to his estate for up to 10 years if he should die before receiving 10 years’ of SERP benefits. If there is a change of control, if Mr. Cohen resigns for good reason, or if we terminate his employment without cause, then the SERP benefit will be the greater of the accrued benefit pursuant to the above formula, or 40% of his final base salary.
     The agreement provides the following termination benefits:
•	Upon termination of employment due to death, Mr. Cohen’s estate will receive (a) a lump sum payment in an amount equal to three times his final base salary, (b) payment of his SERP benefit and (c) automatic vesting of all stock and option awards.

•	Upon termination due to disability, Mr. Cohen will receive (a) a lump sum payment in an amount equal to three times his final base salary, (b) a lump sum amount equal to the COBRA premium cost for continued health coverage, less the premium charge that is paid by our employees, during the three years following his termination, (c) a lump sum amount equal to the cost we would incur for life, disability and accident insurance coverage during the three-year period, less the premium charge that is paid by our employees, (d) payment of his SERP benefit, (e) automatic vesting of all stock and option awards and (f) any amounts payable under our long-term disability plan.

•	Upon termination by us without cause, by Mr. Cohen for good reason or by either party in connection with a change of control, he will be entitled to either (a) if Mr. Cohen does not sign a release, severance benefits under our then current severance policy, if any, or (b) if

Mr. Cohen signs a release, (i) a lump sum payment in an amount equal to three times average compensation (defined as the average of the three highest amounts of annual total compensation), (ii) a lump sum amount equal to the COBRA premium cost for continued health coverage, less the premium charge that is paid by our employees, during the three years following his termination, (iii) a lump sum amount equal to the cost we would incur for life, disability and accident insurance coverage during the three-year period, less the premium charge that is paid by our employees, (iv) payment of his SERP benefit and (v) automatic vesting of all stock and option awards.

•	Upon termination by Mr. Cohen without cause, if he signs a release he will receive (a) a lump sum payment equal to one-half of one year’s base salary then in effect, (b) automatic vesting of all stock and option awards and (c) if he has reached retirement age, his SERP benefits.
     In the event that any amounts payable to Mr. Cohen upon termination become subject to any excise tax imposed under Section 4999 of the Code, we must pay Mr. Cohen an additional sum such that the net amounts retained by Mr. Cohen, after payment of excise, income and withholding taxes, equals the termination amounts payable, unless Mr. Cohen’s employment terminates because of his death or disability. We believe that the multiples of the compensation components payable to Mr. Cohen upon termination were generally aligned with competitive market practice for similar executives at the time that his employment agreement was negotiated.
     If a termination event had occurred as of December 31, 2008, we estimate that the value of the benefits to Mr. Cohen would have been as follows:

					Accelerated
	Lump sum				vesting of stock
	severance				awards and option	Tax gross-
Reason for termination	payment		SERP(1)	Benefits(2)	awards(3)	up(4)
Death	$2,700,000	(5)	$2,925,000	$—	$2,984,200	$—
Disability	2,700,000	(5)	2,925,000	38,419	2,984,200	—
Termination by us without cause(6)	10,750,000	(7)	3,600,000	38,419	2,984,200	—
Termination by Mr. Cohen for good reason(6)	10,750,000	(7)	3,600,000	38,419	2,984,200	—
Change of control(6)	10,750,000	(7)	3,600,000	38,419	2,984,200	4,591,308
Termination by Mr. Cohen without cause	450,000	(5)	2,340,000	—	2,984,200	—

(1)	Represents the value of vested benefits payable calculated by multiplying the per year benefit by the minimum of 10 years.

(2)	Represents rates currently in effect for COBRA insurance benefits for 36 months.

(3)	Represents the value of unvested and accelerated option awards and stock awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End Table.” The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable stock on December 31, 2008. The payments relating to stock awards are calculated by multiplying the number of accelerated shares or units by the closing price of the applicable stock on December 31, 2008.

(4)	Calculated after deduction of any excise tax imposed under section 4999 of the Code, and any federal, state and local income tax, FICA and Medicare withholding taxes, taking into account the 20% excess parachute payment rate and a 42.65% combined effective tax rate.

(5)	Calculated based on Mr. Cohen’s 2008 base salary.

(6)	These amounts are contingent upon Mr. Cohen executing a release. If Mr. Cohen does not execute a release he would receive severance benefits under our current severance plan.

(7)	Calculated based on Mr. Cohen’s average 2008, 2007 and 2006 base salary and bonus.

     Jonathan Z. Cohen
     In January 2009, we entered into an employment agreement with Jonathan Z. Cohen, to continue his service as Vice-Chairman, in which position he has served in since 1998. We entered into the agreement in order to define Mr. Cohen’s role with our company, particularly in light of the fact that he devotes a substantial amount of his time to us. Thus, the agreement specifies that his duties include capital raising, strategic transactions and activities, building and minding stockholder and lender relationships, developing and implementing short- and long-term plans and approaches, and being available to assist our Chairman and Board of Directors with respect to other matters. The agreement provides that Mr. Cohen’s position will not be full-time and requires him to devote such time to us as is reasonably necessary to the fulfillment of his duties, and permits him to invest and participate in outside business endeavors.
     The agreement provides for initial base compensation of $600,000 per year, which may be increased at the discretion of our Board of Directors. Mr. Cohen is eligible to receive grants of equity-based compensation from us, Atlas Energy Resources, Atlas Pipeline Partners, Atlas Pipeline Holdings or other of our affiliates, which we refer to collectively as the Atlas Entities, and to participate in all employee benefit plans in effect during his period of employment.
     The agreement has a term of three years and will be renewed for an additional three-year period, unless either party elects to terminate the agreement by providing notice at least 180 days before the expiration of the then current term. We may terminate the agreement:
•	without cause upon 90 days’ prior notice;

•	in the event of Mr. Cohen’s death;

•	if he is physically or mentally disabled for 180 days in the aggregate or 90 consecutive days during any 365-day period and our Board of Directors determines, in good faith based upon medical evidence, that he is unable to perform his duties; or

•	at any time for cause.
Mr. Cohen has the right to terminate the agreement for good reason, including a change of control. Mr. Cohen must provide us with notice of a termination by him for good reason within 30 days of the event constituting good reason. We then would have 30 days in which to cure and, if we do not do so, Mr. Cohen’s employment will terminate 30 days after the end of the cure period. Mr. Cohen may also terminate the agreement without cause upon 30 days’ notice. Termination amounts will not be paid until 6 months after the termination date, if such delay is required by Section 409A of the Code.
     Cause is defined as a felony conviction or conviction of a crime involving fraud, deceit or misrepresentation, failure by Mr. Cohen to materially perform his duties after notice other than as a result of physical or mental illness, or violation of confidentiality obligations or representations in the agreement. Good reason is defined as any action or inaction that constitutes a material breach by us of the agreement or a change of control. Change of control is defined as:
•	the acquisition of beneficial ownership, as defined in the Securities Exchange Act, of 25% or more of our voting securities or all or substantially all of our assets by a single person or entity or group of affiliated persons or entities, other than an entity affiliated with Mr. Cohen or any member of his immediate family;

•	the consummation of a merger, consolidation, combination, share exchange, division or other reorganization or transaction with an unaffiliated entity in which either (a) our directors immediately before the transaction constitute less than a majority of the board of the surviving entity, unless 1/2 of the surviving entity’s board were our directors immediately before the transaction and Our Chief Executive Officer immediately before the transaction continues as the Chief Executive Officer of the surviving entity; or (b) our voting securities immediately prior to the transaction represent less than 60% of the combined voting power immediately after the transaction of us, the surviving entity or, in the case of a division, each entity resulting from the division;

•	during any period of 24 consecutive months, individuals who were Board members at the beginning of the period cease for any reason to constitute a majority of the Board, unless the election or nomination for election by our stockholders of each new director was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of the period; or

•	our stockholders approve a plan of complete liquidation of winding up, or agreement of sale of all or substantially all of our assets or all or substantially all of the assets of our primary subsidiaries to an unaffiliated entity.
     The agreement provides for a SERP, which will provide a monthly benefit to Mr. Cohen, upon the later of his reaching the age of 60 or 30 days after his retirement, equal to 1/12 of the product of:
•	the highest annual base salary Mr. Cohen received during his service to the Atlas Entities, multiplied by

•	2%, multiplied by

•	the number of years (or fractions thereof) during which Mr. Cohen was an officer or director of any of the Atlas Entities on and after January 1, 2004.
The percentage calculated by multiplying the second and third bullet points above cannot exceed 65%. The aggregate amount of the payments made to Mr. Cohen pursuant to the SERP will be offset by the aggregate amounts paid to Mr. Cohen by the Atlas Entities under their qualified benefit programs.
     The agreement provides the following regarding termination and termination benefits:
•	Upon termination of employment due to death, Mr. Cohen’s estate will receive (a) accrued but unpaid bonus and vacation pay, (b) up to 120 monthly SERP payments if he should die before receiving 120 monthly payments and (c) automatic vesting of all equity-based awards.

•	Upon termination by us other than for cause, including disability, or by Mr. Cohen for good reason, Mr. Cohen will receive either (a) if Mr. Cohen does not sign a release, severance benefits under our then current severance policy, if any, or (b) if Mr. Cohen signs a release, (i) a lump sum payment in an amount equal to three years of his average compensation (which is defined as his base salary in effect immediately before termination plus the average of the cash bonuses earned for the three calendar years preceding the year in which the termination occurred), less, in the case of termination by reason of disability, any amounts paid under disability insurance provided by us, (ii) monthly reimbursement of any COBRA premium paid by Mr. Cohen, less the amount Mr. Cohen would be required to contribute for health and dental coverage if he were an active employee, (iv) payment of his SERP benefits if he has reached retirement age and (v) automatic vesting of all equity-based awards.

•	Upon termination by us for cause or by Mr. Cohen for other than good reason, Mr. Cohen will receive his SERP benefits if he has reached retirement age, and his vested equity-based awards will not be subject to forfeiture.
     We believe that the multiples of the compensation components payable to Mr. Cohen upon termination were generally aligned with competitive market practice for similar executives at the time that his employment agreement was negotiated.
     If a termination event had occurred as of December 31, 2008, we estimate that the value of the benefits to Mr. Cohen would have been as follows:

				Accelerated
	Lump sum			vesting of stock
	severance			awards and
Reason for termination	payment	SERP	Benefits(1)	option awards(2)
Death	—	—	—	$1,510,850
Termination by us other than for cause (including disability) or by Mr. Cohen for good reason (including a change of control)	$7,300,000 (3)	—	—	$1,510,850
Termination by us for cause or by Mr. Cohen for other than good reason	—	—	—	—

(1)	Mr. Cohen does not currently receive benefits from Atlas America.

(2)	Represents the value of unexercisable option and unvested stock awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End Table.” The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable stock on December 31, 2008. The payments relating to stock awards are calculated by multiplying the number of accelerated shares or units by the closing price of the applicable stock on December 31, 2008.

(3)	Calculated based on Mr. Cohen’s 2008 base salary and the average of his 2008, 2007 and 2006 bonuses.
     Richard D. Weber
     We entered into an employment agreement in April 2006 with Richard Weber, who serves as President and Chief Operating Officer of Atlas Energy Resources and Atlas Energy Management. The agreement has a two year term and, after the first year, the term automatically renews daily so that on any day that the agreement is in effect, the agreement will have a remaining term of one year. Mr. Weber is required to devote substantially all of his working time to Atlas Energy Management and its affiliates. The agreement provides for an annual base salary of not less than $300,000 and a bonus of not less than $700,000 during the first year. After that, bonuses will be awarded solely at the discretion of our compensation committee. The agreement provides for equity compensation as follows:
•	Upon execution of the agreement, Mr. Weber was granted options to purchase 50,000 shares of our stock at $47.86.

•	In January 2007, Mr. Weber received a grant of 47,619 shares of restricted units of Atlas Energy Resources with a value of $1,000,000.

•	In January 2007, Mr. Weber received options to purchase 373,752 common units of Atlas Energy Resources at $21.00.

     All of the securities described above vest 25% per year on each anniversary of the date Mr. Weber commenced his employment, April 17, 2006. All securities will vest immediately upon a change of control or termination by Mr. Weber for good reason or by Atlas Energy Management other than for cause. Change of control is defined as:
•	the acquisition of beneficial ownership, as defined in the Securities Exchange Act, of 50% or more of our or Atlas Energy Resources’ voting securities or all or substantially all of our or Atlas Energy Resources’ assets by a single person or entity or group of affiliated persons or entities, other than an entity of which either Mr. E. Cohen or Mr. J. Cohen is an officer, manager, director or participant;

•	we or Atlas Energy Resources consummate a merger, consolidation, combination, share exchange, division or other reorganization or transaction with an unaffiliated entity after which Atlas Energy Management is not the manager of Atlas Energy Resources; or

•	our or Atlas Energy Resources’ equityholders approve a plan of complete liquidation of winding up, or agreement of sale of all or substantially all of our or Atlas Energy Resources’ assets other than an entity of which either Mr. E. Cohen or Mr. J. Cohen is an officer, manager, director or participant.
The change of control triggering events relating to the possible absence of Messrs. Cohen reflects that Mr. Weber’s belief that Messrs. Cohen effectively controlled us at the time of his employment and their separation would therefore constitute a change of control.
     Good reason is defined as a material breach of the agreement, reduction in his base pay, a demotion, a material reduction in his duties or his failure to be elected to the Atlas Energy Resources Board of Directors. Cause is defined as fraud in connection with his employment, conviction of a crime other than a traffic offense, material failure to perform his duties after written demand by our Board or breach of the representations made by Mr. Weber in the employment agreement if the breach impacts his ability to fully perform his duties. Disability is defined as becoming disabled by reason of physical or mental disability for more than 180 days in the aggregate or a period of 90 consecutive days during any 365-day period and the good faith determination by our Board based upon medical evidence that Mr. Weber is unable to perform his duties under his employment agreement.
     Atlas Energy Management may terminate Mr. Weber without cause upon 45 days written notice or for cause upon written notice. Mr. Weber may terminate his employment for good reason or for any other reason upon 30 days’ written notice. Key termination benefits are as follows:
•	If Mr. Weber’s employment is terminated due to death, (a) Atlas Energy Management will pay to Mr. Weber’s designated beneficiaries a lump sum cash payment in an amount equal to the bonus that Mr. Weber received from the prior fiscal year pro rated for the time employed during the current fiscal year, (b) Mr. Weber’s family will receive health insurance coverage for one year; and (c) all Atlas Energy Resources stock and option awards will automatically vest.

•	If Atlas Energy Management terminates Mr. Weber’s employment other than for cause (including termination by reason of disability), or Mr. Weber terminates his employment for good reason, (a) Atlas Energy Management will pay amounts and benefits otherwise payable to Mr. Weber as if Mr. Weber remained employed for one year, except that the bonus amount shall be prorated and based on the bonus awarded in the prior fiscal year, and (b) all stock and option awards will automatically vest.

     Mr. Weber is entitled to a gross-up payment if any payments made to him would constitute an excess parachute payment under Section 280G of the Code such that the net amount Mr. Weber receives after the deduction of any excise tax, any federal, state and local income tax, and any FICA and Medicare withholding tax is the same amount he would have received had such taxes not been deducted. The agreement includes standard restrictive covenants for a period of two years following termination, including non-compete and non-solicitation provisions.
     If a termination event had occurred as of December 31, 2008, we estimate that the value of the benefits to Mr. Weber would have been as follows:

			Accelerated
	Lump sum		vesting of stock
	severance		awards and
Reason for termination	payment	Benefits(1)	option awards(2)	Tax gross-up
Death	$1,200,000 (3)	$17,193	$—	—
Disability	—	19,826	—	—
Termination by us other than for cause (including for disability) or by Mr. Weber for good reason	1,500,000 (4)	19,826	304,054	—
Change of control	—	—	304,054	—

(1)	Represents rates currently in effect for COBRA insurance benefits for 12 months.

(2)	Represents the value of unexercisable option and unvested unit awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End Table.” The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable units on December 31, 2008. The payments relating to unit awards are calculated by multiplying the number of accelerated shares or units by the closing price of the applicable stock on December 31, 2008.

(3)	Represents Mr. Weber’s 2008 bonus.

(4)	Calculated as the sum of Mr. Weber’s 2008 base salary and bonus.
Long-Term Incentive Plans
     Our Plan
     Our Plan authorizes the granting of up to 4.5 million shares of our common stock to our employees, affiliates, consultants and directors in the form of incentive stock options (“ISOs”), non-qualified stock options, stock appreciation rights (“SARs”), restricted stock and deferred units. SARs represent a right to receive cash in the amount of the difference between the fair market value of a share of our common stock on the exercise date and the exercise price, and may be free-standing or tied to grants of options. A deferred unit represents the right to receive one share of our common stock upon vesting. Awards under our Plan generally become exercisable as to 25% each anniversary after the date of grant, except that deferred units awarded to our non-executive board members vest 33 1/3% on each of the second, third and fourth anniversaries of the grant, and expire not later than ten years after the date of grant. Units will vest sooner upon a change in control of the Company or death or disability of a grantee, provided the grantee has completed at least six months service.
     Senior Executive Plan
     For a description of our Senior Executive Plan, please see “Compensation Discussion and Analysis — Elements of our Compensation Program — Annual Incentives — Performance — Based Bonuses.”

     ATN Plan
     Eligible participants in the Atlas Energy Resources Long-Term Incentive Plan (the “ATN Plan”) are the employees, directors and consultants of Atlas Energy Management and its affiliates, including us, who perform services for Atlas Energy Resources. Awards under the ATN Plan may be phantom units, unit options and tandem DERs with respect to phantom units for an aggregate of 3,600,000 common units. The ATN Plan is administered by Atlas Energy Resources’ compensation committee. Awards under the ATN Plan generally become exercisable as to 25% on the third anniversary of the date of grant and 75% on the fourth anniversary of the date of grant.
     APL Plan
     Officers, employees and non-employee managing board members of Atlas Pipeline Partners’ general partner and employees of the general partner’s affiliates and consultants are eligible to receive awards under the APL Plan of either phantom units or unit options for an aggregate of 435,000 common units. The APL Plan is administered by our compensation committee under delegation from the general partner’s managing board. Currently, only phantom units have been issued under the APL Plan.
     A phantom unit entitles a grantee to receive a common unit upon vesting of the phantom unit or, at the discretion of the compensation committee, cash equivalent to the fair market value of a common unit. In addition, the compensation committee may grant a participant a DER, which is the right to receive cash per phantom unit in an amount equal to, and at the same time as, the cash distributions Atlas Pipeline Partners makes on a common unit during the period the phantom unit is outstanding. A unit option entitles the grantee to purchase common units at an exercise price determined by the compensation committee at its discretion. Except for phantom units awarded to non-employee managing board members of the general partner, the compensation committee determines the vesting period for phantom units and the exercise period for options. Phantom units granted under the APL Plan generally vest over four years. The vesting of awards may also be contingent upon the attainment of predetermined performance targets, which could in-crease or decrease the actual award settlement, as determined by the compensation committee, although no awards currently outstanding contain any such provision. Phantom units awarded to non-employee managing board members of the general partner vest over a four year period. Awards will automatically vest upon a change of control, as defined in the APL Plan.
     Executive Group Incentive Program
     In connection with Atlas Pipeline Partners’ acquisition of Spectrum Field Services, Inc. in July 2004, and its retention of certain Spectrum’s executive officers, we created an executive group incentive program for Atlas Pipeline Partners’ Mid-Continent operations. Eligible participants in the executive group incentive program are Robert R. Firth, David D. Hall and such other of Atlas Pipeline Partners’ officers as agreed upon by Messrs. Firth and Hall and our board. The executive group incentive program has three award components: base incentive, additional incentive and acquisition look-back incentive, as follows:
     Base Incentive. An award of 29,411 of Atlas Pipeline Partners common units on the day following the earlier to occur of the filing of Atlas Pipeline Partners’ quarterly report on Form 10-Q for the quarter ending September 30, 2007 or a change in control if the following conditions were met:
•	distributable cash flow (defined as earnings before interest, depreciation, amortization and any allocation of overhead from Atlas Pipeline Partners, less maintenance capital expenditures on the Spectrum assets) generated by the Spectrum assets, as expanded since

Atlas Pipeline Partners’ acquisition of them, has averaged at least 10.7%, on an annualized basis, of average gross long term assets (defined as total assets less current assets, closing costs associated with any acquisition and plus accumulated depreciation, depletion and amortization) over the 13 quarters ending September 30, 2007; and

•	there having been no more than 2 quarters with distributable cash flow of less than 7%, on an annualized basis, of gross long term assets for that quarter.
     Atlas Pipeline Partners issued 29,411 common units under this component.
     Additional Incentive. An award of Atlas Pipeline Partners common units, promptly upon the filing of its September 30, 2007 Form 10-Q, in an amount equal to 7.42% of the base incentive for each 0.1% by which average annual distributable cash flow exceeds 10.7% of average gross long term assets, as described above, up to a maximum of an additional 29,411 common units. 29,411 common units were issued under this component.
     Acquisition Look-back Incentive. If the requirements for the base incentive have been met, an award of Atlas Pipeline Partners common units determined by dividing (x) 1.5% of the imputed value of the Elk City system plus 1.0% of the imputed value of all Mid-Continent acquisitions completed before December 31, 2007 that were identified by members of the Mid-Continent executive group by (y) the average closing price of Atlas Pipeline Partners common units for the 5 trading days before December 31, 2008. Imputed value of an acquisition is equal to the distributable cash flow generated by the acquired entity during the 12 months ending December 31, 2008 divided by the yield. Yield is determined by dividing (i) the sum of Atlas Pipeline Partners’ quarterly distributions for the quarter ending December 31, 2008 multiplied by 4 by (ii) the closing price of its common units on December 31, 2008. A total award of 301,854 common units is expected to be issued under this component.
     AHD Plan
     The AHD Plan provides performance incentive awards to officers, employees and board members and employees of its affiliates, consultants and joint-venture partners who perform services for Atlas Pipeline Holdings. The AHD Plan is administered by our compensation committee under delegation from the Atlas Pipeline Holdings’ board. The compensation committee may grant awards of either phantom units or unit options for an aggregate of 2,100,000 common limited partner units.
     Partnership Phantom Units. A phantom unit entitles a participant to receive an Atlas Pipeline Holdings common unit upon vesting of the phantom unit or, at the discretion of the compensation committee, cash equivalent to the then fair market value of a common unit. In tandem with phantom unit grants, the Compensation Committee may grant a DER. The compensation committee determines the vesting period for phantom units. Through December 31, 2008, phantom units granted under the AHD Plan generally vest 25% on the third anniversary of the date of grant and 75% on the fourth anniversary of the date of grant.
     Partnership Unit Options. A unit option entitles a participant to receive a common unit upon payment of the exercise price for the option after completion of vesting of the unit option. The exercise price of the unit option may be equal to or more than the fair market value of a common unit as determined by the compensation committee on the date of grant of the option. The compensation committee determines the vesting and exercise period for unit options. Unit option awards expire 10 years from the date of grant. Through December 31, 2008, unit options granted generally will vest 25% on the third anniversary of the date of grant and the remaining 75% on the fourth anniversary of the date of grant.

     The vesting of both types of awards may also be contingent upon the attainment of predetermined performance targets, which could increase or decrease the actual award settlement, as determined by the compensation committee, although no awards currently outstanding contain any such provision. Awards will automatically vest upon a change of control, as defined in the AHD Plan.
2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option awards						Stock awards
									Market
	Number of		Number of				Number of		value of
	securities		securities				shares or		shares or
	underlying		underlying				units of		units of
	unexercised		unexercised		Option		stock that		stock that
	options		options		exercise	Option	have not		have not
	(#)		(#)		price	expiration	vested		vested
Name	Exercisable		Unexercisable		($)	date	(#)		($)
Edward E. Cohen	1,012,500	(1)	—		$11.32	7/1/2015	—		$—
	75,000	(2)	225,000	(3)	$32.53	1/29/2018	—		$—
	—		500,000	(6)	$23.06	1/24/2017	200,000	(7)	$2,554,000	(8)
	—		—		—	—	15,000	(4)	$90,000	(5)
	—		500,000	(9)	$22.56	11/10/2016	90,000	(10)	$340,200	(11)

Matthew A. Jones	202,500	(12)	67,500	(13)	$11.32	7/1/2015	—		$—
	30,000	(14)	90,000	(15)	$32.53	1/29/2018	—		$—
	—		50,000	(17)	$23.06	1/24/2017	20,000	(18)	$255,400	(8)
	—		—		—	—	6,250	(16)	$37,500	(5)
	—		100,000	(19)	$22.56	11/10/2016	20,000	(20)	$75,600	(11)

Jonathan Z. Cohen	675,000	(21)	—		$11.32	7/1/2015	—		$—
	60,000	(22)	180,000	(23)	$32.53	1/29/2018	—		$—
	—		200,000	(25)	$23.06	1/24/2017	100,000	(26)	$1,277,000	(8)
	—		—		—	—	10,625	(24)	$63,750	(5)
	—		200,000	(27)	$22.56	11/10/2016	45,000	(28)	$170,100	(11)

Richard D. Weber	56,250	(29)	56,250	(30)	$21.27	4/17/2016	—		$—
	30,000	(31)	90,000	(32)	$32.53	1/29/2018	—		$—
	186,876	(33)	186,876	(34)	$21.00	4/17/2016	23,810	(35)	$304,054	(8)
	—		—		—	—	—		$—
	—		—		—	—	—		$—

Freddie Kotek	101,250	(36)	33,750	(37)	$11.32	7/1/2015	—		$—
	15,000	(38)	45,000	(39)	$32.53	1/29/2018	—		$—
	—		50,000	(41)	$23.06	1/24/2017	20,000	(42)	$255,400	(8)
	—		—		—	—	250	(40)	$1,500	(5)
	—		—		—	—	—		$—

(1)	Represents 1,012,500 options to purchase our stock, granted on 7/1/05 in connection with our spin-off from Resource America, which vested immediately. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(2)	Represents 75,000 options to purchase our stock, granted on 1/29/08. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(3)	Represents options to purchase our stock, which vest as follows: 1/29/09—75,000, 1/29/09—75,000 and 1/29/10—75,000. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(4)	Represents Atlas Pipeline Partners phantom units, which vest as follows: 3/16/09 — 5,000; 11/1/09 — 5,000 and 11/1/10 — 5,000.

(5)	Based on closing market price of Atlas Pipeline Partners common units on December 31, 2008 of $ 6.00.

(6)	Represents Atlas Energy Resources options, which vest as follows: 1/24/10 — 125,000 and 1/24/11 — 375,000.

(7)	Represents Atlas Energy Resources phantom units, which vest as follows: 1/24/10 — 50,000 and 1/24/17 — 150,000.

(8)	Based upon closing price of Atlas Energy Resources common units on December 31, 2008 of $ 12.77.

(9)	Represents Atlas Pipeline Holdings options, which vest as follows: 11/10/09 - 125,000 and 11/10/10 — 375,000.

(10)	Represents Atlas Pipeline Holdings phantom units, which vest as follows: 11/10/09 — 22,500 and 11/10/10 — 67,500.

(11)	Based on closing market price of Atlas Pipeline Holdings common units on December 31, 2008 of $ 3.78.

(12)	Represents 202,500 options to purchase our stock, granted on 7/1/05 in connection with our spin-off from Resource America. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(13)	Represents options to purchase our stock, which vest as follows: 7/1/09 — 67,500. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(14)	Represents 30,000 options to purchase our stock, granted on 1/29/08. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(15)	Represents options to purchase our stock, which vest as follows: 1/29/09—30,000, 1/29/09—30,000 and 1/29/10—30,000. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(16)	Represents Atlas Pipeline Partners phantom units, which vest as follows: 3/16/09 — 3,750; 11/1/09 — 1,250 and 11/1/10 — 1,250.

(17)	Represents Atlas Energy Resources options, which vest as follows: 1/24/10 — 12,500 and 1/24/11 — 37,500.

(18)	Represents Atlas Energy Resources phantom units, which vest as follows: 1/24/10—5,000 and 1/24/11—15,000.

(19)	Represents Atlas Pipeline Holdings options, which vest as follows: 11/10/09 — 25,000 and 11/10/10 — 75,000.

(20)	Represents Atlas Pipeline Holdings phantom units, which vest as follows: 11/10/09 — 5,000 and 11/10/10 — 15,000.

(21)	Represents 675,000 options to purchase our stock, granted on 7/1/05 in connection with our spin-off from Resource America, which vested immediately. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(22)	Represents 60,000 options to purchase our stock, granted on 1/29/08. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(23)	Represents options to purchase our stock, which vest as follows: 1/29/09—60,000, 1/29/09—60,000 and 1/29/10—60,000. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(24)	Represents Atlas Pipeline Partners phantom units, which vest as follows: 3/16/09 3,125; 11/1/09 — 3,750 and 11/1/10 — 3,750.

(25)	Represents Atlas Energy Resources options, which vest as follows: 1/24/10 — 50,000 and 1/24/11 — 150,000.

(26)	Represents Atlas Energy Resources phantom units, which vest as follows: 1/24/10—25,000 and 1/24/11—75,000.

(27)	Represents Atlas Pipeline Holdings options, which vest as follows: 11/10/09 — 50,000 and 11/10/10 — 150,000.

(28)	Represents Atlas Pipeline Holdings phantom units, which vest as follows: 11/10/09 — 11,250 and 11/10/10 — 33,750.

(29)	Represents 56,250 options to purchase our stock. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(30)	Represents options to purchase our stock, which vest as follows: 4/17/09 — 28,125 and 4/17/10 — 28,125. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(31)	Represents 22,500 options to purchase our stock, granted on 1/29/08. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(32)	Represents options to purchase our stock, which vest as follows: 1/29/09—22,500, 1/29/09—22,500and 1/29/10—22,500. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(33)	Represents 186,876 options to purchase Atlas Energy Resources common units.

(34)	Represents 186,876 Atlas Energy Resources options, which vest as follows: 4/17/09—93,438 and 4/17/10—93,438.

(35)	Represents Atlas Energy Resources restricted units, which vest as follows: 4/17/09—11,905 and 4/17/10—11,905.

(36)	Represents 101,250 options to purchase our stock, granted on 7/1/05 in connection with our spin-off from Resource America. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(37)	Represents options to purchase our stock, which vest as follows: 7/1/09 — 33,750. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(38)	Represents 15,000 options to purchase our stock, granted on 1/29/08. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(39)	Represents options to purchase our stock, which vest as follows: 1/29/09—15,000, 1/29/09—15,000 and 1/29/10—15,000. Reflects a 3-for-2 stock split which was effected on June 2, 2008.

(40)	Represents Atlas Pipeline Partners phantom units, which vest as follows: 3/16/09 — 250.

(41)	Represents Atlas Energy Resources options, which vest as follows: 1/24/10 — 12,500 and 1/24/11 — 37,500.

(42)	Represents Atlas Energy Resources phantom units, which vest as follows: 1/24/10—5,000 and 1/24/11—15,000.
2008 OPTION EXERCISES AND STOCK VESTED TABLE

	Stock awards
			Value realized
	Number of shares		on vesting
Name	acquired on vesting		($)
Edward E. Cohen	16,250	(1)	$557,500
Matthew A. Jones	5,000	(1)	$176,562
Jonathan Z. Cohen	10,625	(1)	$353,100
Richard D. Weber	11,905	(2)	$491,200
Freddie M. Kotek	250	(1)	$10,275

(1)	Represents Atlas Pipeline Partners common units.

(2)	Represents Atlas Energy Resources common units.

2008 PENSION BENEFITS TABLE

		Number of years	Present value of	Payments during last
		credited service	accumulated benefit	fiscal year
Name	Plan name	(#)	($)	($)
Edward E. Cohen	SERP	6	$3,208,914	—
     For a description of Mr. Cohen’s SERP, please see “Employment Agreements—Edward E. Cohen”, and for a discussion of the valuation method and material assumptions applied in quantifying the present value of the accumulated benefit, please see note 16 to our consolidated financial statements included in our Annual Report.
2008 DIRECTOR COMPENSATION TABLE

	Fees earned or	Stock awards	Total
Name	paid in cash ($)	($)(1)	($)
Carlton M. Arrendell	$60,000	$15,000	$75,000

William R. Bagnell	$60,000	$15,000	$75,000

Donald W. Delson	$60,000	$15,000	$75,000

Nicholas A. DiNubile	$60,000	$15,000	$75,000

Dennis A. Holtz	$60,000	$15,000	$75,000

Harmon S. Spolan	$60,000	$6,664	$66,664

(1)	Represents the dollar amount of expense recognized by us for financial statement reporting purposes with respect to deferred units granted under our Plan (see Note 16 to our consolidated financial statements) in accordance with FAS 123R. For Messrs. Arrendell, Bagnell, Delson, DiNubile and Holtz, represents 203 deferred shares granted under our Plan on May 14, 2008 (adjusted to 305 deferred shares as a result of a 3-for-2 stock split which was effected on June 2, 2008), having a grant date fair value, valued in accordance with FAS 123R at the closing price of our common stock on the grant date of $73.66 (adjusted to $49.11 post-split), of $14,952. The units vest one-third on each of the second, third and fourth anniversaries of the date of grant. The vesting schedule for the shares is as follows: 5/14/10 — 101; 5/14/11 —101 and 5/14/12 —103. For Mr. Spolan, who was appointed as a member of our Board in August 2008, represents 397 deferred shares granted under our Plan on August 24, 2008, having a grant date fair value, valued in accordance with FAS 123R at the closing price of our common stock on the grant date of $37.69, of $14,963. The vesting schedule for the award is as follows: 8/24/10 — 132; 8/24/11 — 132 and 8/24/12 — 133.
Director Compensation
     The independent directors receive a flat fee of $60,000 per year. In addition to the cash compensation, independent directors receive an annual grant of deferred stock having a fair market value of $15,000 with a vesting schedule in which 33% of the award vests on the second, third and fourth anniversaries of the grant date.

Performance Graph
     The following graph compares the cumulative total stockholder return on our common stock with the cumulative total return of two other stock market indices: the Nasdaq United States Composite and S&P Small-Cap 600 Energy Index.
Fiscal Year Ended December 31

*	Total return since our initial public offering. Assumes $100 was invested on May 11, 2004 in the Company’s common stock or in the indicated index and that cash dividends were reinvested as received.
INDEPENDENT PUBLIC ACCOUNTANTS
     Our independent public accountants for the fiscal year ended December 31, 2008 was Grant Thornton, LLP. Upon the recommendation of the audit committee, approved by the Board, Grant Thornton LLP served as our independent auditors during fiscal year 2008. Grant Thornton LLP has been re-appointed as our independent auditors for fiscal year 2009. We do not anticipate that a representative of Grant Thornton LLP will be present at the Meeting.
     For the years ended December 31, 2008 and 2007, Grant Thornton LLP’s accounting fees and services (in thousands) were as follows.

	2008	2007
Audit fees(1)	$323	$397
Audit-related fees(2)	56	63
Tax fees(3)	103	209
All other fees	—	—

Total accounting fees and services	$482	$669

(1)	Audit fees include professional services rendered for the annual audit of our financial statements and the reviews of the financial statements included in our quarterly reports on Form 10-Q.

(2)	Represents fees related to the annual audit of our employee benefit plan and acquisitions in fiscal 2008 and public offering matters in fiscal 2007.

(3)	The fees for tax services rendered related to tax compliance.
Audit Committee Pre-Approval Policies and Procedures
     The audit committee, on at least an annual basis, reviews audit and non-audit services performed by Grant Thornton, LLP as well as the fees charged by Grant Thornton, LLP for such services. Our policy is that all audit and non-audit services must be pre-approved by the audit committee. All of such services and fees were pre-approved during 2008 and 2007.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of all such reports.
     Based solely on our review of the reports we have received, or written representations from certain reporting persons that no filings were required for those persons, we believe that during fiscal 2008 our executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements of Section 16(a) of the Securities Exchange Act, except Mr. Cohen inadvertently filed two Forms 4 late and Mr. Bagnell and Ms. Washington each inadvertently filed one Form 4 late.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     We do not have a separate written policy with respect to transactions with related persons. However, consistent with our code of business conduct and ethics, our policy is to have our board of directors or one of its committees consisting solely of independent directors approve all related party transactions. A “related person” is defined under the applicable SEC regulation and includes our directors, executive officers and 5% or more beneficial owners of our common stock. In approving any related person transaction, the board or committee must determine that the transaction is fair and reasonable to us. All persons performing services for us are required by our code of business conduct and ethics to report a potential conflict of interest, initially to their immediate supervisor. All of the transactions described below were approved by our board of directors or one of our committees consisting solely of independent directors.
     In the ordinary course of our business operations, we and our affiliates have ongoing relationships with several related entities:
     Relationship with Atlas Energy Resources and its Partnerships. Atlas Energy Resources conducts certain activities through, and a substantial portion of its revenues are attributable to, energy limited partnerships. Atlas Energy Resources serves as general partner of these partnerships and assumes customary rights and obligations for them. As the general partner, Atlas Energy Resources is liable for the partnerships’ liabilities and can be liable to limited partners if it breaches its responsibilities with respect to the operations of the partnerships. Atlas Energy Resources is entitled to receive management fees, reimbursement for administrative costs incurred, and to share in the partnerships’ revenue, and costs and expenses according to the respective partnership agreements.
     We have entered into a merger agreement with Atlas Energy Resources. If completed, Atlas Energy Resources will become our wholly-owned subsidiary. For more information, see “General – Merger with Atlas Energy Resources, LLC,” herein.
     Relationship with Resource America. We have the following agreements with Resource America, our former parent, for which Edward E. Cohen, our Chairman, Chief Executive Officer and President, serves as Chairman and is a greater than 10% stockholder, and Jonathan Z. Cohen, our Vice Chairman, serves as Chief Executive Officer and President.
     Tax Matters Agreement
     As part of our initial public offering in 2004, we entered into a tax matters agreement with Resource America, which governs our respective rights, responsibilities, and obligations of after our initial public offering with respect to tax liabilities and benefits, tax attributes, tax contests and other matters regarding income taxes, non-income taxes and related tax returns.
     In general, under the tax matters agreement:
•	Resource America is responsible for any U.S. federal income taxes of the affiliated group for U.S. federal income tax purposes of which Resource America is the common parent. With respect to any periods beginning after our initial public offering, we are responsible for any U.S. federal income taxes attributable to us or any of our subsidiaries, including taxes payable as a result of our June 2005 spin-off from Resource America.

•	Resource America is responsible for any U.S. state or local income taxes reportable on a consolidated, combined or unitary return that includes Resource America or one of its subsidiaries, on the one hand, and us or one of our subsidiaries, on the other hand. However, in the event that we or one of our subsidiaries are included in such a group for U.S. state or local income tax purposes for periods (or portions thereof) beginning after the date of our initial public offering, we are responsible for our portion of such income tax liability as if we and our subsidiaries had filed a separate tax return that included only us and our subsidiaries for that period (or portion of a period).

•	Resource America is responsible for any U.S. state or local income taxes reportable on returns that include only Resource America and its subsidiaries (excluding us and our subsidiaries), and we are responsible for any U.S. state or local income taxes filed on returns that include only us and our subsidiaries.

•	Resource America and we are each responsible for any non-income taxes attributable to our business for all periods.
     Resource America is primarily responsible for preparing and filing any tax return with respect to the Resource America affiliated group for U.S. federal income tax purposes and with respect to any consolidated, combined or unitary group for U.S. state or local income tax purposes that includes Resource America or any of its subsidiaries. We generally are responsible for preparing and filing any tax returns that include only us and our subsidiaries.
     We have generally agreed to indemnify Resource America and its affiliates against any and all tax-related liabilities that may be incurred by them relating to the distribution to the extent such liabilities are caused by our actions. This indemnification applies even if Resource America has permitted us to take an action that would otherwise have been prohibited under the tax-related covenants as described above.

     During 2008, we did not have any liability to Resource America pursuant to the tax matters agreement.
Transition Services Agreement
     Also in connection with our initial public offering, we entered into a transition services agreement with Resource America which governs the provision support services between us, such as:
•	cash management and debt service administration;

•	accounting and tax;

•	investor relations;

•	payroll and human resources administration;

•	legal;

•	information technology;

•	data processing;

•	real estate management; and

•	other general administrative functions.
     We and Resource America will pay each other a fee for these services equal to their fair market value. The fee is payable monthly in arrears, 15 days after the close of each month. We have also agreed to pay or reimburse each other for any out-of-pocket payments, costs and expenses associated with these services. During fiscal 2008, we reimbursed Resource America $1.0 million pursuant to this agreement. Certain operating expenditures totaling $0.1 million that remain to be settled between are reflected in our consolidated balance sheets as advances from affiliate.
     Resource America’s relationship with Anthem Securities (a wholly-owned subsidiary of Atlas Energy Resources). Anthem Securities, until December 2006 our wholly-owned subsidiary and now a wholly-owned subsidiary of Atlas Energy Resources, is a registered broker-dealer which provides dealer-manager services for investment programs sponsored by Resource America’s real estate and equipment finance segments. Salaries of the personnel performing services for Anthem are paid by Resource America, and Anthem reimburses Resource America for the allocable costs of such personnel. In addition, Resource America agreed to cover some of the operating costs for Anthem’s office of supervisory jurisdiction, principally licensing fees and costs. In fiscal 2008, there was no activity requiring reimbursements.
OTHER MATTERS
     As of the date of this proxy statement, the Board does not intend to present and has not been informed that any other person intends to present any other matters for action at the Meeting. However, if other matters do properly come before the Meeting, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment.
     Except as hereinabove stated, all shares represented by valid proxies received will be voted in accordance with the provisions of the proxy.
STOCKHOLDERS SHARING AN ADDRESS
     Stockholders sharing an address with another stockholder may receive only one annual report or one set of proxy materials at that address unless they have provided contrary instructions. Any such stockholder who wishes to receive a separate copy of the annual report or a separate set of proxy materials now or in the future may write or call to request a separate copy of these materials from: Investor Relations, Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, PA 15108; telephone number (412) 262-2830. We will promptly deliver a copy of the requested materials.
     Similarly, stockholders sharing an address with another stockholder who have received multiple copies of our proxy materials may write or call the above address and phone number to request delivery of a single copy of these materials.
ANNUAL REPORT ON FORM 10-K
     Our 2008 Annual Report to Stockholders including the financial statements and management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2008, is being sent to stockholders of record as of May 26, 2009 with this proxy statement. Stockholders of record as of May 26, 2009, and beneficial owners of our common stock on that date, may obtain from us, without charge, a copy of our most recent Annual Report on Form 10-K filed with the SEC, exclusive of the exhibits thereto, by a request therefor in writing. Such requests should be directed to us at our Moon Township address stated herein, and to the attention of the Secretary. Beneficial owners shall include in their written requests a good faith representation that they were beneficial owners of our common stock on May 26, 2009.
STOCKHOLDER PROPOSALS OR DIRECTOR NOMINATIONS
     Rule 14a-8 of the Securities Exchange Act establishes the eligibility requirements and the procedures that must be followed for a stockholder’s proposal or director nomination to be included in a public company’s proxy materials. Under the rule, proposals or director nominations submitted for inclusion in our 2010 proxy materials must be received by us at Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, Pennsylvania 15108, Attention: Secretary, on or before February 16, 2010. Proposals must comply with all the requirements of Rule 14a-8.
     A stockholder who wishes to present a matter for action at our 2010 annual meeting, but does not want to include it in our proxy materials, must deliver to our Secretary on or before March 18, 2010, which date is 90 days before the first anniversary of the mailing date of this proxy statement, a notice containing the information required by the advance notice and other provisions of our bylaws. A stockholder who wishes to present one or more directors for nomination at our 2010 annual meeting, but does not want to include it in our proxy materials, must deliver a notice containing the information required by the advance notice and other provisions of our bylaws, including the name of the person(s) to be nominated, to our Secretary on or before March 18, 2010. A copy of the bylaws may be obtained by directing a written request to us at Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, Pennsylvania 15108, Attention: Secretary.

ATLAS AMERICA, INC.
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF ATLAS AMERICA, INC.
     The undersigned hereby constitutes and appoints Edward E. Cohen and Matthew A. Jones, or either of them, as and for his proxies, each with the power to appoint such proxy’s substitute, and hereby authorizes them, or either of them, to vote all of the shares of common stock of Atlas America, Inc. held of record by the undersigned on May 26, 2009 at the Annual Meeting of Stockholders of Atlas America, Inc. to be held Monday, July 13, 2009 and at any and all adjournments thereof as follows:
(Continued and to be signed on the reverse side.)

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [x]
1.     ELECTION OF CLASS I DIRECTORS: The nominees for Class I directors:
Nominees:

☐	Mark C. Biderman

☐	Gayle P.W. Jackson

☐	FOR ALL NOMINEES	☐	WITHHOLD AUTHORITY	☐	FOR ALL EXCEPT:
			FOR ALL NOMINEES		(See instructions below)

	Instruction: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here:					■
2.     PROPOSAL TO AMEND ATLAS AMERICA’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 114,000,000.

☐	FOR	☐	AGAINST	☐	ABSTAIN
3.     IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

☐	FOR	☐	AGAINST	☐	ABSTAIN
This proxy, when properly executed, will be voted in the manner specified above by the named proxies. If no direction is made, this proxy will be voted FOR all nominees listed and FOR the proposal to amend the amended and restated certificate of incorporation.
The undersigned hereby acknowledges receipt of the Atlas America, Inc. Annual Report to Stockholders, Notice of the Atlas America, Inc. Annual Meeting and the Proxy Statement relating thereto.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
Mark “X” here if you plan to attend the meeting. ☐
To change the address on your account, please check the box at right and indicate [___]

your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
Date:
Signature of stockholder
Signature of stockholder
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
ANNUAL MEETING OF STOCKHOLDERS OF
ATLAS AMERICA, INC.
July 13, 2009
Please date, sign and mail
your proxy card in the
envelope provided as soon as possible.
Important Notice Regarding the Availability of Proxy Materials for
the Meeting to be held on July 13, 2009:
The proxy statement and our 2008 Annual Report are available at
http://phx.corporate-ir.net/phoenix.zhtml?c=176445&p=irol-reportsAnnual

ATLAS AMERICA, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF
THE TRUSTEE OF THE
ATLAS AMERICA, INC. EMPLOYEE STOCK OWNERSHIP PLAN
     The undersigned, a participant in the Atlas America, Inc. Employee Stock Ownership Plan (“ESOP”), hereby directs GreatBanc Trust Company, as Trustee of the ESOP, to vote, as designated below, all the shares of common stock of Atlas America, Inc. allocated to the account of the undersigned in the ESOP (the “Allocated Shares”) at the Annual Meeting of Stockholders of Atlas America, Inc. to be held Monday, July 13, 2009 and at any and all adjournments thereof as follows:
(Continued and to be signed on the reverse side.)

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [x]
     1.      ELECTION OF CLASS I DIRECTORS: The nominees for Class I directors:
Nominees:

☐	Mark C. Biderman

☐	Gayle P.W. Jackson

☐	FOR ALL NOMINEES	☐	WITHHOLD AUTHORITY	☐	FOR ALL EXCEPT:
			FOR ALL NOMINEES		(See instructions below)

	Instruction: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here:					■
2.      PROPOSAL TO AMEND ATLAS AMERICA’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 114,000,000.

☐	FOR	☐	AGAINST	☐	ABSTAIN
This Proxy Card, when properly executed, will be voted in the manner directed herein by the Trustee, subject to the Trustee’s obligations under ERISA. If no direction is made, the shares allocated to your account will be voted by the Trustee in its discretion. If you vote to “Abstain” on a matter, your shares will be voted by the Trustee as if you had failed to vote your shares.
THIS PROXY CARD IS SOLICITED ON BEHALF OF THE TRUSTEE OF THIS ESOP.
You will not be entitled to vote the Allocated Shares to your ESOP account at the stockholders’ meeting. Therefore, if we do not receive your Proxy Card by July 8, 2009, you, in effect, will be forfeiting the voting rights, which the ESOP makes available to you. We encourage all ESOP participants to exercise their right to vote the Allocated Shares in their ESOP accounts by returning their Proxy Cards promptly. If you decide to change your voting instructions after you have submitted your Proxy Card, you must obtain a new Proxy Card from us by contacting us at the address set forth below. If you have any questions or comments concerning the votes to be taken at the annual meeting, or concerning the procedure for completing and returning your Proxy Card, please call or write Patrick De Craene, who is a Vice President of the Trustee, at GreatBanc Trust Company, 801 Warrenville Road, Suite 500, Lisle, Illinois 60532, telephone (630) 810-4500 fax (630) 810-4501. Your telephone call or other communication with Mr. De Craene will be kept confidential.
The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

Mark “X” here if you plan to attend the meeting. ☐
To change the address on your account, please check the box at right and indicate [___]
your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
Dated:                      , 2009
Signature of Stockholder
Signature of Stockholder
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
ANNUAL MEETING OF STOCKHOLDERS OF
ATLAS AMERICA, INC.
July 13, 2009
Please date, sign and mail
your proxy card in the
envelope provided as soon as possible.
Important Notice Regarding the Availability of Proxy Materials for
the Meeting to be held on July 13, 2009:
The proxy statement and our 2008 Annual Report are available at
http://phx.corporate-ir.net/phoenix.zhtml?c=176445&p=irol-reportsAnnual